                                                                    EXHIBIT 2.1






                          AGREEMENT AND PLAN OF MERGER

                                      Among

                              HUBBELL INCORPORATED,

                           FMC ACQUISITION CORPORATION

                                       and

                            FARGO MFG. COMPANY, INC.

                          Dated as of November 13, 1996

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                                TABLE OF CONTENTS

                                                                            Page


1.   The Merger.............................................................  1
     1.1     The Merger.....................................................  1
     1.2     Effect of the Merger...........................................  2
     1.3     Closing; Effective Time of the Merger..........................  2
     1.4     Certificate of Incorporation; By-Laws; Directors and Officers..  2

2.   Determination of Closing Net Worth Amount..............................  3
     2.1     Preparation of Initial Balance Sheet...........................  3
     2.2     Preparation of Closing Balance Sheet...........................  3
     2.3     Definition of Net Worth Amount.................................  5

3.   Status and Conversion of Equity Securities.............................  5
     3.1     Conversion of Equity Securities................................  5
     3.2     Exchange of Certificates.......................................  8
     3.3     Company Action................................................. 10
     3.4     Parent Action.................................................. 11
     3.5     Taking of Necessary Action; Further Action..................... 11

4.   Representations and Warranties of the Company.......................... 11
     4.1     Corporate Organization and Good Standing....................... 11
     4.2     Authorization.................................................. 11
     4.3     No Violation; Conflicts........................................ 12
     4.4     Capitalization of the Company.................................. 13
     4.5     Subsidiaries of the Company.................................... 13
     4.6     Financial Statements........................................... 13
     4.7     Absence of Undisclosed Liabilities............................. 14
     4.8     Information Supplied........................................... 14
     4.9     Subsequent Events.............................................. 15
     4.10    Tangible Personal Property..................................... 17
     4.11    Title to Real Property; Encumbrances........................... 18
     4.12    Real Property Leases........................................... 19
     4.13    Contracts and Commitments...................................... 19
     4.14    Environmental Matters.......................................... 21
     4.15    Employee Benefit Plans......................................... 24
     4.16    Labor Controversies............................................ 26
     4.17    Litigation..................................................... 27
     4.18    Taxes.......................................................... 27
     4.19    Intangible Property............................................ 29
     4.20    Licenses, Permits, Authorizations, Etc......................... 30
     4.21    Insurance...................................................... 30
     4.22    Books and Records.............................................. 31

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                                                                            Page

    4.23    Accounts Receivable and Accounts Payable........................ 31
    4.24    Condition of Assets............................................. 31
    4.25    Inventory; Return Policy........................................ 31
    4.26    Transactions with Affiliates.................................... 31
    4.27    Brokers and Finders............................................. 32
    4.28    Board Recommendation............................................ 32
    4.29    Required Company Vote........................................... 32

5.  Representations and Warranties of Parent and the Purchaser.............. 32
    5.1     Corporate Organization and Good Standing........................ 32
    5.2     Authorization; Binding Agreement................................ 33
    5.3     Governmental Approvals.......................................... 33
    5.4     Form S-4; Proxy Statement; Other Filings........................ 33
    5.5     Parent Common Stock............................................. 33
    5.6     Financial Statements and SEC Reports............................ 33
    5.7     Capitalization of Parent........................................ 34
    5.8     Brokers and Finders............................................. 34
    5.9  Ownership of the Purchaser; No Prior Activities.................... 34

6.  Covenants............................................................... 34
    6.1     Conduct of Business of the Company.............................. 34
    6.2     No Solicitation................................................. 37
    6.3     Certain Fees and Expenses....................................... 37
    6.4     Access to Information........................................... 38
    6.5     Reasonable Efforts.............................................. 39
    6.6     Supplemental Information........................................ 39
    6.7     Proxy Statement; Form S-4; Other Filings........................ 39
    6.8     Meeting of Shareholders......................................... 40
    6.9     No Inconsistent Activities...................................... 40
    6.10    Tax-Free Reorganization Treatment............................... 41
    6.11    Securityholder Claims........................................... 41
    6.12    Escrow Agreement................................................ 41
    6.13    Affiliates...................................................... 41
    6.14  Directors' and Officers' Indemnification and Insurance............ 41
    6.15     Tax-Free Merger Covenants...................................... 42
    6.16    Shareholder Expenses............................................ 42
    6.17    Key Management Bonus Pool....................................... 42
    6.18    ERISA Matters................................................... 42
    6.19    Environmental Matters........................................... 42

7.  Indemnification......................................................... 43
    7.1     Survival of Representations and Warranties...................... 43
    7.2     Indemnification by the Shareholders............................. 43
    7.3     Procedures for and Limitations on Indemnification............... 43
    7.4     Exclusive Remedy................................................ 44

8.  Additional Agreements................................................... 44

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                                                                            Page

8.1 Expenses................................................................. 44

9.  Conditions to the Merger................................................. 45
    9.1     Conditions to Each Party's Obligation to Effect the Merger....... 45
    9.2     Conditions to the Obligation of Parent and the Purchaser to
            Effect the Merger................................................ 45
    9.3     Conditions to the Obligation of the Company to Effect the Merger. 47

10. Termination, Amendment and Waiver........................................ 48
    10.1    Termination...................................................... 48
    10.2    Effect of Termination............................................ 50
    10.3    Amendment........................................................ 50
    10.4    Waiver........................................................... 50

11. General Provisions....................................................... 50
    11.1    Public Statements................................................ 50
    11.2    Notices.......................................................... 51
    11.3    Interpretation................................................... 51
    11.4    Miscellaneous.................................................... 52
    11.5    Governing Law.................................................... 52
    11.6    Counterparts..................................................... 52
    11.7    Validity......................................................... 52
    11.8    Construction..................................................... 52

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Exhibits

         Exhibit A                  Escrow Agreement
         Exhibit B                  Form of Affiliate Letter
         Exhibit C                  Affidavit of Loss and Indemnity
         Exhibit 6.15(a)            Parent and Purchaser Representation Letter
         Exhibit 6.15(b)            Company Representation Letter
         Exhibit 9.3(d)             Shareholder Representation Letter

Schedules

         Schedule 4.3               No Violations; Conflicts
         Schedule 4.5               Subsidiaries of the Company
         Schedule 4.6               Financial Statements
         Schedule 4.6(A)            Conceptual Adjustments to Interim Financial
                                    Statements
         Schedule 4.9               Subsequent Events

         Schedule 4.13              Contracts and Commitments
         Schedule 4.14              Environmental Matters
         Schedule 4.14(A)           Environmental Permits, Etc.
         Schedule 4.15              Employee Benefit Plans
         Schedule 4.15(A)           ERISA Matters
         Schedule 4.16              Labor Controversies
         Schedule 4.17              Litigation
         Schedule 4.18              Taxes
         Schedule 4.19              Intangible Property
         Schedule 4.20              Licenses, Permits, Authorizations, Etc.
         Schedule 4.21              Insurance
         Schedule 4.25(b)           Return Policy
         Schedule 4.25(c)           Inventory Policy
         Schedule 4.26              Transactions with Affiliates
         Schedule 6.1               Conduct of Business of the Company
         Schedule 9.3(d)            Certain Shareholders

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 13, 1996, among HUBBELL INCORPORATED, a Connecticut corporation ("Parent"), FMC Acquisition Corporation, a New York corporation and a wholly owned subsidiary of Parent (the "Purchaser"), and FARGO MFG. COMPANY, INC., a New York corporation (the "Company").

                  WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have each unanimously approved this Agreement and the acquisition of the Company by Parent pursuant to the terms of this Agreement;

                  WHEREAS, in furtherance of the terms of such acquisition, it is proposed that the Purchaser be merged with and into the Company (the "Merger") in accordance with the Business Corporation Law of the State of New York (the "New York BCL") and the provisions of this Agreement, pursuant to which Merger (a) each outstanding share (subject to certain exclusions) of the Company's Common Stock, no par value ("Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 3.1(a) hereof), and (b) the Company will become a wholly owned subsidiary of Parent;

                  WHEREAS, the Board of Directors of the Company has resolved to recommend the approval and adoption of this Agreement by the holders of the Company's Common Stock (the "Shareholders") and determined that this Agreement and the Merger, as contemplated hereby, are in the best interests of the Company and the Shareholders and fair to the Shareholders;

                  WHEREAS, the Board of Directors of Parent has authorized the transfer by Parent of shares of Class B Common Stock (as defined in Section 3.1(a) hereof) contemplated hereby; and

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of
Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Parent, the Purchaser and the Company hereby agree as follows:

                  1. The Merger.

                  1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), in accordance with the New York BCL, the Purchaser shall be merged with and into the Company in the Merger, the
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                                                                               2



separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") under the corporate name it possesses immediately prior to the Effective Time. At the election of Parent, any direct wholly owned subsidiary of Parent may be substituted for the Purchaser as a constituent corporation in the Merger for purposes of this Section 1.1, provided that any such substituted subsidiary shall also be a New York corporation, and, provided further, that no such substitution shall be effective until such subsidiary becomes a party to this Agreement by executing and delivering to the Company a counterpart hereof, in which case such entity shall be deemed to be the Purchaser for all purposes hereunder.

                  1.2 Effect of the Merger. The Merger shall have the effects provided by the New York BCL, including, but not limited to, Article 9 of the New York BCL.

                  1.3 Closing; Effective Time of the Merger. (a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 10.1 hereof, and subject to the provisions of Section 9 hereof, the closing (the "Closing") of the Merger shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, on the second business day following the satisfaction or waiver, if applicable, of the conditions to the Merger set forth in Section 9 hereof (or as soon as practicable thereafter following satisfaction or waiver of the conditions to the Merger set forth in Section 9 hereof), or at such other place, time and date as the parties may mutually agree. The date and time of such Closing are herein referred to as the "Closing Date."

                  (b) Immediately following the Closing and on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Department of State of the State of New York a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the New York BCL (the time of such filing being the "Effective Time").

                  (c) Notwithstanding any approval of this Agreement by the Shareholders, no agreement among the parties hereto to change the place, time or date of the Closing shall require the approval of the shareholders of the Company, Parent or the Purchaser.

                  1.4 Certificate of Incorporation; By-Laws; Directors and Officers. At the Effective Time, the certificate of incorporation of the Purchaser shall be the certificate of incorporation of the Surviving
Corporation, until thereafter amended as provided therein and under the New York BCL. At the Effective Time, the by-laws of the Purchaser shall be the by-laws of the Surviving Corporation, until thereafter amended as provided therein and under the New York BCL. The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to serve thereafter until their successors are elected and qualified.
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                                                                               3



                  2. Determination of Closing Net Worth Amount.

                  2.1 Preparation of Initial Balance Sheet. At least three (3) business days prior to the date of the Shareholders Meeting (as defined below), the Company shall cause to be prepared and delivered to Parent an unaudited balance sheet of the Company (the "Initial Balance Sheet"), certified by the Company's Chief Financial Officer, and a calculation of the Net Worth Amount (as defined in Section 2.3) as of the last day of the completed calendar month which immediately precedes the Shareholders Meeting, which meeting shall not be held later than ten (10) business days following the end of a calendar month, (the "Estimated Net Worth Amount") derived from the Initial Balance Sheet. The Initial Balance Sheet shall reflect a liability for Shareholder Expenses (as defined below), shall include an accrual for the maximum amount of any and all fees and expenses payable, whether at Closing or at any time prior or subsequent thereto, to Robert M. Haas Associates, Inc. ("RMHA"), shall be prepared in accordance with the books and records of the Company and shall comply with generally accepted accounting principles ("GAAP") applied on a consistent basis. During the preparation of the Initial Balance Sheet, the Company shall provide Parent and Parent's authorized representatives during normal business hours with reasonable access to the books, records, facilities and employees of the Company, and cooperate fully with Parent and Parent's authorized representatives. "Shareholder Expenses" shall mean the documented out-of-pocket fees and expenses of the Company (whether or not incurred prior to the date hereof) payable by the Company to outside legal counsel, to RMHA and to any outside accountants or actuaries, in each case arising out of, relating to or incidental to the discussion, evaluation, negotiation, documentation and closing or potential closing of the Merger and all transactions contemplated by this Agreement.

                  2.2 Preparation of Closing Balance Sheet. Within 120 days after the Effective Time, Parent shall cause to be prepared and delivered to the Shareholder Representative (as defined in Section 7.3) an unaudited preliminary closing balance sheet of the Company as of the close of business on the Closing Date (the "Preliminary Closing Balance Sheet"), which Preliminary Closing Balance Sheet shall be non-binding upon the parties and shall be for illustrative purposes only. Within fourteen (14) months after the Effective Time, Parent shall cause to be prepared and delivered to the Shareholder Representative an unaudited balance sheet of the Company as of the close of business on the Closing Date (the "Closing Balance Sheet") and a calculation of the Net Worth Amount as of such date (the "Closing Net Worth Amount") derived from the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with the books and records of the Company and shall comply with GAAP applied on a consistent basis. If the Closing Net Worth Amount set forth in the Closing Balance Sheet differs from the Estimated Net Worth Amount by $20,000 or less, then the following provisions of this Section 2.2 (other than Section 2.2(v)) shall not apply and Parent and the Shareholder Representative (on behalf of the Shareholders) shall mutually agree upon the Final Closing Net Worth Amount, which determination shall be final and binding on the parties hereto, absent fraud or manifest error; provided, however, if Parent and the Shareholder Representative are unable to mutually agree upon the Final Closing Net Worth Amount, the Final Closing Net Worth Amount shall be the average of the Closing Net Worth Amount set forth in the Closing Balance Sheet and the Estimated Net Worth Amount.

                      (i) The Shareholder Representative, on behalf of the Shareholders, shall have a period of thirty (30) days after delivery of the Closing Balance Sheet to present in writing to Parent any objections the Shareholder Representative may have to any of the matters set forth therein which relate to the calculation of the Closing Net Worth Amount, which objections shall be set forth in reasonable detail. If no objections are raised within such 30-day period, the Closing Balance Sheet and the calculation of the Closing Net Worth Amount shall be final and binding on the parties hereto, absent fraud or manifest error. During such 30-day period, Parent shall cause the Shareholder Representative and his authorized representatives to be provided during normal business hours with reasonable access to the facilities, employees, books and records of the Surviving Corporation which are relevant to the Closing Balance Sheet, and Parent shall cooperate fully with the Shareholder Representative and his representatives.

                      (ii) If the Shareholder Representative shall raise any objections within the aforesaid 30-day period, the Shareholder Representative and Parent, together with their respective independent certified public accountants, shall attempt promptly to resolve the matter or matters in dispute and, if resolved, such accounting firms shall send a joint notice to the Shareholder Representative and Parent stating the manner in which the dispute was resolved, and a confirmation of the original Closing Net Worth Amount or a revised Closing Net Worth Amount (the "Final Closing Net Worth Amount") based upon such resolution, whereupon the Final Closing Net Worth Amount shall be final and binding on the parties hereto, absent fraud or manifest error.

                    (iii) If such dispute cannot be resolved by the Shareholder Representative and Parent nor by the aforesaid accounting firms within sixty
(60) days after the delivery of the Closing Balance Sheet, then the specific matters in dispute shall be submitted to a firm of independent certified public accountants mutually acceptable to the Shareholder Representative and Parent (the "Final Arbiter"), which firm shall make a final and binding determination as to such matter or matters within forty-five (45) days of its appointment. The Final Arbiter shall send its written determination to the Shareholder Representative and Parent, together with a confirmation of the Final Closing Net Worth Amount based upon such determination, whereupon the Final Closing Net Worth Amount shall be binding on the parties thereto, absent fraud or manifest error.

                      (iv) The parties hereto agree to cooperate with each other and each other's authorized representatives and with the Final Arbiter in order that any and all matters in dispute shall be resolved as soon as practicable and that determination of the Final Closing Net Worth Amount shall be made.


                      (v) After the Effective Time, any adjustment that must be made to the Merger Consideration as a result of (A) the Estimated Net Worth Amount being greater than the Final Closing Net Worth Amount shall be made out of shares of Class B Common Stock on deposit in the Escrow Account (as defined in Section 3.1(e)), subject to the procedures thereof and (B) the Estimated Net Worth Amount being less than the Final Closing Net Worth Amount, shall be made by the deposit of an amount in cash equal to the difference between such amounts by Parent or the Purchaser with the Exchange Agent (as defined in



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                                                                               5




Section 3.2) not more than three business days after the final determination that the adjustment set forth in this Section 2.2(v)(B) is required, such cash to be paid to the Shareholders pursuant to the procedures set forth in Section 3.2; provided, that the amount of cash required to be deposited with the Exchange Agent by Parent or the Purchaser pursuant to this Section 2.2(v)(B) shall be reduced by the excess of (i) the sum of the amount of cash required to be paid by Parent or the Purchaser to Dissenting Shares (as defined in Section 3.1(a)) and pursuant to Sections 2.2(v)(B) and 3.1(f) of this Agreement (without giving effect to this proviso) over (ii) ten percent (10%) of the aggregate consideration to be paid by Parent or the Purchaser to the Shareholders pursuant to this Agreement; provided, further, that in no event shall the amount of cash to be deposited pursuant to this Section 2.2(v)(B) be reduced below zero by the preceding proviso.


                  2.3 Definition of Net Worth Amount. The term "Net Worth Amount" shall mean the amount of the Company's total assets less total liabilities as determined in accordance with GAAP consistently applied.

                  3. Status and Conversion of Equity Securities.

                  3.1 Conversion of Equity Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders of any of the following securities:

                  (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 3.1(b) hereof and shares held by any Shareholder who shall have taken the necessary steps under the New York BCL to seek appraisal of, and demand payment for, such shares and is otherwise entitled to such payment under the New York BCL, if the New York BCL provides for such payment in connection with the Merger ("Dissenting Shares")), shall be converted into the right to receive
         (i) that number of shares or fraction thereof of Class B Common Stock, par value $0.01 per share, of Parent ("Class B Common Stock") determined by dividing (x) the quotient obtained by dividing (A) $45 million plus the amount, if any, by which the Estimated Net Worth Amount exceeds $9,834,900 (the "Net Worth Target") (or less the amount, if any, by which the Net Worth Target exceeds the Estimated Net Worth Amount) (subject to adjustment, if any, after the Closing as set forth in Section 2.2(v)(A)) by (B) an amount equal to the average closing price per share of Class B Common Stock (the "Average Price") as reported on the New York Stock Exchange Composite Tape for a consecutive fifteen-day trading period ending three business days prior to the Shareholders Meeting (the "Pricing Period") by (y) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding all shares of Company Common Stock held in the Company's treasury) plus (ii)(x) the amount of cash, if any, required to be deposited by Parent or the Purchaser with the Exchange Agent pursuant to Section 2.2(v)(B) divided by (y) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding all shares of Company Common Stock held in the Company's treasury) (collectively, the "Merger Consideration").

         Notwithstanding the foregoing, if the Average Price is (i) less than $34, then the Average Price shall be deemed to be $34 for the purpose of the above calculation and the Company shall have the right, subject to the following proviso, to terminate this Agreement pursuant to
         Section 10.1(j), provided, however, that if the Average Price is less than $34, and Parent so elects in its sole discretion and by delivering written notice to the Company at least one business day prior to the Closing Date, the Average Price for the purpose of the above calculation shall be the actual Average Price as so determined without regard to the preceding provisions of this sentence and the Company shall not have the foregoing right to terminate this Agreement pursuant to Section 10.1(j), or (ii) greater than $43, then the Average Price shall be the actual Average Price so determined and the Company shall have the right, subject to the following proviso, to terminate this Agreement pursuant to Section 10.1(j); provided, however, that if the Average Price is greater than $43, and Parent so elects in its sole discretion and by delivering written notice to the Company at least one business day prior to the Closing Date, the Average Price for the purpose of the above calculation shall be deemed to be $43 and the Company shall not have the foregoing right to terminate this Agreement pursuant to Section 10.1(j). Any fraction of a share of Class B Common Stock, in any case, determined pursuant to this section shall be limited to the fourth decimal place with such fourth decimal place being rounded up if the fifth decimal place is a 5 or greater.

                  (b) Except as otherwise provided herein, each share of Company Common Stock which is issued and outstanding immediately prior to the Effective Time and owned by Parent or any direct or indirect subsidiary of Parent, or by the Company or any of its subsidiaries, shall be canceled and retired and no payment shall be made with respect thereto.

                  (c) Each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

                  (d) All notes and other debt instruments of the Purchaser and the Company which are outstanding at the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, subject to their respective terms and provisions.

                  (e) Subject to the provisions of Section 3.1(f), at Closing, Parent shall deposit 10% of the number of whole shares of Class B Common Stock to be issued pursuant to the Merger to each holder of Company Common Stock (after rounding down to the nearest share in the case of fractional shares) (the "Escrow Shares") into an escrow account (the "Escrow Account") maintained with a mutually agreed upon independent escrow agent (the "Escrow Agent"). Such Escrow Shares will be held for, and dividends distributed on such Escrow Shares will be paid to the Escrow Agent for distribution to, the Shareholders as specified in the escrow agreement (the "Escrow Agreement") to be executed by the Company and Parent pursuant to Section 6 hereof in substantially the form attached hereto as Exhibit A. Parent and the Shareholders agree that the Escrow Account shall be used solely at the option of Parent to (i) reimburse Parent to the extent that the Estimated Net Worth Amount used in determining the Merger Consideration exceeds the Final Closing Net Worth Amount and (ii) satisfy any indemnification obligations to the Parent set forth in Section 7. Any Escrow Shares remaining in the Escrow Account after the earlier of (i) eighteen (18) months from the Closing Date or (ii) at the completion of the first full audit cycle for the year commencing on January 1, 1997 during which the Company has been consolidated with Parent and its Subsidiaries, shall be distributed to the Shareholders based on the Shareholders' relative holdings of Company Common Stock initially deposited in the Escrow Account, provided that a number of Escrow Shares equal in value, as determined in accordance with Section 3.1(a) hereof, to satisfy any unpaid judgments and settlements and any outstanding or unsatisfied claims against the Escrow Account shall be retained in the Escrow Account as more fully set forth therein until such judgments, settlements and claims have been satisfied and discharged, and any unused amount remaining after such satisfaction and discharge shall be promptly paid to the Shareholders. All Escrow Shares distributed from the Escrow Account shall be deemed to be distributed pro rata by the Shareholders in accordance with each Shareholder's percentage interest in the Escrow Account, which interests will be set forth on Schedule A to the Escrow Agreement, as executed, attached hereto.

                  (f) No fractional shares of Class B Common Stock will be issued in the Merger. Shareholders will not be entitled to receive fractional shares of Class B Common Stock, but will instead be entitled to receive a cash payment in lieu of any fraction of a share of Class B Common Stock, such cash payment to be equal to the fraction of a share of Class B Common Stock, if any, so determined pursuant to Section 3.1(a) multiplied by the Average Price.

                  (g) If Parent shall, at any time after the determination provided for in Section 3.1(a) and before the Effective Time, (i) issue a dividend in shares of Class B Common Stock, (ii) combine the outstanding Class B Common Stock into a smaller number of shares, (iii) subdivide the outstanding Class B Common Stock or (iv) reclassify the Class B Common Stock, then, in such event, the number of shares of Class B Common Stock to be delivered to Shareholders who are entitled to receive Class B Common Stock in exchange for Company Common Stock shall be adjusted so that each Shareholder shall be entitled to receive such number of shares of Class B Common Stock as such Shareholder would have been entitled to receive upon the happening of such event if the Effective Time had occurred prior to the happening of such event (or, if applicable, the record date in respect thereof), and appropriate and proportionate adjustment shall be made to the calculations and number of shares of Class B Common Stock to be issued as set forth in Section 3.1(a) hereof. Parent shall advise the Company if it determines to effect any such action prior to the Effective Time. As of the date hereof, no such action is contemplated.

Notwithstanding the foregoing provisions or any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the appropriate Merger Consideration at or after the Effective Time unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal with the consent of the Company, if required, or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal with the consent of the Company, if required, or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the later of the Effective Time or the occurrence of such event, such holder's Dissenting Shares shall be automatically converted into and represent the right to receive the appropriate Merger Consideration as provided above. The Company shall give Parent (i) prompt notice of any demands for appraisal, withdrawals of demands for appraisal and any other instrument served pursuant to Section 623 of the New York BCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 623 of the New York BCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands. Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such holder under Sections 623 and 910 of the New York BCL. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to Shareholders of record prior to the Effective Time).


                  3.2 Exchange of Certificates. (a) As soon as practicable after the Effective Time, ChaseMellon Shareholder Services, L.P. or any other bank or trust company to be designated by Parent and reasonably acceptable to the Company (the "Exchange Agent") shall be authorized, pursuant to an agreement satisfactory to Parent and the Company, to act as exchange agent in effecting the exchange for the applicable Merger Consideration of certificates (the "Certificates") that, prior to the Effective Time, represented shares of Company Common Stock entitled to conversion into Class B Common Stock pursuant to
Section 3.1 hereof. Upon the surrender of each such Certificate formerly representing shares of Company Common Stock, the Exchange Agent shall, as promptly as practicable, distribute to the holder of such Certificate the applicable Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such Certificate (including cash due in lieu of fractional shares that but for Section 3.1(f) above would have been issued and the cash, if any, required to be deposited with the Exchange Agent by Parent or the Purchaser pursuant to Section 2.2(v)(B), which cash shall be paid to the Shareholders by the Exchange Agent as soon as practicable after receipt from Parent or the Purchaser), less such Shareholder's pro rata contribution to the Escrow Account as determined in accordance with the provisions of Section 3.1(e) above, in exchange therefor and, in accordance with any applicable instructions from the holder thereof (subject to satisfaction of the conditions described below with respect to delivery of Merger Consideration to a person other than the person in whose name the Certificate is registered), and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Dissenting Shares or shares held by Parent or any direct or indirect subsidiary of Parent, or by the Company or any of its subsidiaries) shall represent solely the right to receive the applicable Merger Consideration. No interest shall be paid or accrue on the

Merger Consideration or on dividends or other payments paid by Parent thereon and no dividends or other payment payable after the Effective Time with respect to the Class B Common Stock shall be paid to the holder of any unsurrendered Certificate formerly representing Company Common Stock until the holder thereof surrenders such Certificate as set forth in (c) below. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate representing shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Common Stock for any Merger Consideration delivered to a public official to the extent required by applicable abandoned property, escheat and similar laws. The Exchange Agent shall be authorized to distribute Merger Consideration (including cash due upon sale of fractional shares thereof as provided in Section 3.1(f) above and cash deposited with the Exchange Agent by Parent pursuant to Section 2.2(v)(B)) for any Certificate which has been lost, stolen or destroyed upon receipt of satisfactory evidence of the ownership of the Company Common Stock formerly represented thereby and after receipt of appropriate indemnification. Without limiting the foregoing, the agreement with the Exchange Agent shall specifically provide that the execution and delivery by a Shareholder of record to the Exchange Agent of an "Affidavit of Loss and Indemnity" in substantially the form of Exhibit C hereto, along with an insurance policy providing coverage reasonably satisfactory to Parent for any loss, damage or expense that Parent, the Surviving Corporation, the Exchange Agent or their respective successors or assigns may sustain arising from the issuance of the Merger Consideration in respect of such lost, stolen or destroyed certificates, shall constitute satisfactory evidence and appropriate indemnification for such purpose.


                  (b) At or before the Effective Time, Parent shall irrevocably instruct the registrar and transfer agent for the Class B Common Stock to countersign and deliver to the Exchange Agent such shares of Class B Common Stock as and when required to deliver the Merger Consideration (less such shares of Class B Common Stock as shall constitute Escrow Shares pursuant to Section 3.1(e) above). Parent will, at all times from and after the Effective Time, reserve from shares held in treasury a sufficient number of shares of Class B Common Stock to provide for all transfers pursuant to this Agreement.


                  (c) No dividends or other distributions declared or made after the Effective Time with respect to Class B Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Class B Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any holder pursuant to Section 3.1(f) until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, upon surrender of any such Certificate, there shall be paid to the holder of whole shares of Class B Common Stock, without interest, (i) at the time of such surrender, the amount of any cash payable with respect to a fractional share of Class B Common Stock to which such holder is entitled pursuant to Section 3.1(f) and the amount of all dividends and distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Class B Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Class B Common Stock.


                  (d) All shares of Class B Common Stock (and cash due in lieu of fractional shares as provided in Section 3.1(f)) issued upon conversion of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock (including any dividends in arrears).

                  (e) Promptly after the Effective Time, but no later than three
(3) business days thereafter, the Exchange Agent shall send to record holders of Certificates a transmittal form (the "Transmittal Form") reasonably satisfactory to the Company containing instructions with respect to the surrender of Certificates to be exchanged for Merger Consideration.

                  (f) Promptly following the date which is one year after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates representing shares of Class B Common Stock and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a share of Company Common Stock may surrender such Certificate to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the applicable Merger Consideration and any other amounts payable in accordance with (c) above, without any interest thereon, and such Certificate shall forthwith be canceled.

                  (g) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock.

                  3.3 Company Action. (a) The Company represents that its Board of Directors has duly approved the Merger, has resolved to recommend the approval and adoption of this Agreement and the transactions contemplated herein by the Shareholders and determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and the Shareholders and fair to the Shareholders.


                  (b) The Company will promptly furnish Parent or the Purchaser with mailing labels containing the names and addresses of the Shareholders of record as of a recent date, and shall furnish Parent or the Purchaser with such additional information, including updated lists of security holders, mailing labels and lists of securities positions, and other assistance as Parent or the Purchaser may reasonably request for the purpose of communicating the terms of the Merger to the Shareholders. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Prospectus/Proxy Statement (as defined in Section 4.8 hereof), each of Parent and the Purchaser shall hold in confidence the information contained in any of such labels and the additional information referred to in the preceding sentence, will use such information only in connection with the Merger and, if this Agreement is terminated, will, upon request, promptly deliver to the Company all such written information and any copies or extracts thereof then in its possession or under its control.


                  3.4 Parent Action. The Board of Directors of Parent has approved this Agreement and authorized the transfer of shares of Class B Common Stock contemplated hereby.

                  3.5 Taking of Necessary Action; Further Action. Parent, the Purchaser and the Company, respectively, shall each use all reasonable efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger under the New York BCL as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the constituent corporations, the officers of such corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.

                  4. Representations and Warranties of the Company.

                  The Company hereby represents and warrants to Parent and the Purchaser that:

                  4.1 Corporate Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with all requisite corporate power and authority to own, operate and lease the properties now owned or leased by it and to carry on its business as it is now being conducted. The Company and each Subsidiary (as hereinafter defined) is duly qualified or licensed as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified would reasonably be likely to have a Material Adverse Effect (as hereinafter defined). The Company has delivered to Parent true and correct copies of its restated certificate of incorporation and by-laws as in effect on the date hereof. "Material Adverse Effect" shall mean any materially adverse change in or effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries taken as a whole.


                  4.2 Authorization. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized and approved by the requisite vote of the Company's Board of Directors and no other corporate action or proceeding on the part of the Company is necessary for the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, except for obtaining the requisite approval of the Shareholders. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company and is enforceable against the Company in accordance with its terms.


                  (b) Except with respect to expiration of the waiting period mandated by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and the filing of a certificate of merger pursuant to the New York BCL, no authorization, order, consent, or approval of, or filing or registration with, any third party or domestic or foreign governmental or regulatory authority is necessary for or in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement, except such as have been previously obtained and except such third party consents as to which the failure to obtain would not reasonably be likely to have a Material Adverse Effect.

                  4.3 No Violation; Conflicts. (a) Except as set forth on
Schedule 4.3, the Company and each Subsidiary has complied with, and is not in default in any respect under, any laws, rules, regulations, orders or decrees applicable to its businesses or properties where failure to so comply or any such default would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Schedule 4.3, neither the Company nor any Subsidiary has received notice of any violation of any applicable federal, state, local or foreign law, rule, regulation, order or decree relating to its property or the operation of its business which violation would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and the Company is not aware of any threatened claim of such a violation (including any investigations regarding the businesses or properties of the Company or any Subsidiary).


                  (b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby in compliance with the provisions hereof will not (i) conflict with any provision of the restated certificate of incorporation or by-laws of the Company or the respective charter document or by-laws of any Subsidiary; (ii) violate any foreign, United States federal or state law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality, to which the Company or any Subsidiary is subject; or (iii) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any agreement, indenture or other instrument to which the Company or any Subsidiary is a party or to which any of their property is subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or action by a third party, would result in a default or loss of any right thereunder or the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") upon any of the assets or properties of the Company or any Subsidiary, excluding for purposes of clause (iii) any conflicts, breaches, violations or defaults which would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any Subsidiary is a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority which may restrict or interfere with the performance of this Agreement.

                  4.4 Capitalization of the Company. As of the date hereof, the duly authorized capital stock of the Company consists solely of 360,000 shares of Company Common Stock. 257,810 shares of Company Common Stock are issued at a stated value of $1.25 per share, 235,692 shares of which are outstanding with 22,118 shares held as treasury stock at cost. All of the outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding subscriptions, warrants, options, contracts, calls, puts or other rights or agreements of any kind with regard to any shares of Company Common Stock or any other capital security of the Company of any kind (i) obligating the Company or any of the Subsidiaries to issue, sell or transfer any shares of capital stock of the Company, any securities convertible into or exchangeable for shares of capital stock of the Company, or any other rights to acquire capital stock of the Company; (ii) obligating the Company to grant, offer or enter into any of the foregoing; or (iii) relating to the voting or control of any shares of capital stock of the Company.


                  4.5 Subsidiaries of the Company. Schedule 4.5 hereto lists the names of each of the Company's Subsidiaries, and indicates their respective jurisdictions of incorporation and authorized and outstanding capitalization. All such Subsidiaries, except for Fargo International Sales Corp. ("FISC"), are presently inactive. All references in this Agreement to the "Subsidiary" or "Subsidiaries", "each Subsidiary" or similar references refer only to FISC (except for references to such terms in Sections 4.5, 4.6 and 4.18, which references refer to all of the Company's Subsidiaries set forth on Schedule 4.5). FISC is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. All of the issued and outstanding shares of capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and is owned by the Company (or by Fargo Mfg. Company (Canada) Ltd. in the case of Fargo Mfg. Company (Quebec) Ltd.) free and clear of all Liens; and there are no voting trusts, voting agreements or similar understandings applicable to such shares. There are no outstanding subscriptions, options, rights, warrants, puts, calls, registration or other agreements or commitments of any type (i) obligating the Company or any of the Subsidiaries to issue, sell or transfer any shares of capital stock of any Subsidiary, any securities convertible into or exchangeable for shares of capital stock of any Subsidiary, or any other rights to acquire capital stock of any Subsidiary; (ii) obligating the Company to grant, offer or enter into any of the foregoing; or (iii) relating to the voting or control of any shares of capital stock of any Subsidiary. A certified copy of each Subsidiary's document of incorporation and by-laws, including all amendments thereto have been (or will be) delivered by the Company to Parent. Other than the Subsidiaries and except as set forth in Schedule 4.5 hereto, the Company does not, directly or indirectly, own any equity interest in any business, corporation, partnership, joint venture or other business association or entity.


                  4.6 Financial Statements. Attached hereto as Schedule 4.6 are the consolidated balance sheets and related consolidated statements of income, stockholders' equity and cash flows of the Company and the Subsidiaries for the years ended December 31, 1995, 1994 and 1993 (the "Financial Statements") as audited by D'Arcangelo & Co., LLP. The Financial Statements, together with any notes thereto, were prepared in accordance with GAAP consistently applied through the periods involved, and present fairly the consolidated financial position and results of operations as of the respective dates and for the respective periods indicated of the Company and its Subsidiaries. Also attached to Schedule 4.6 are copies of the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of and for the nine-month period ended September 30, 1996, prepared internally by the Company (the "Interim Financial Statements"). The Interim Financial Statements have been prepared in accordance with the Company's standard accounting practices with respect to interim financial statements (after giving effect to adjustments to the Interim Financial Statements set forth on Schedule 4.6(A) hereto). The Interim Financial Statements, together with any notes thereto, were prepared in accordance with GAAP and on a basis consistent with the Financial Statements and present fairly the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and their consolidated results of operations for the periods indicated (except for the absence of notes thereto and changes due to normal year-end audit adjustments).


                  4.7 Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liabilities, whether currently due, accrued, contingent or otherwise (collectively, "Liabilities") of a nature required under GAAP to be reflected or reserved against on its financial statements or otherwise reflected or reserved against in the notes or schedules thereto, other than the following:

                  (a) Liabilities fully and adequately reflected or reserved against in the Financial Statements or Interim Financial Statements or otherwise specifically disclosed in the disclosure schedules furnished by the Company to Parent simultaneously with the execution and delivery of this Agreement (the "Schedules"); or

                  (b) Liabilities incurred in the ordinary course since September 30, 1996.


                  4.8 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in the prospectus/proxy statement (including any amendments or supplements thereto, the "Prospectus/Proxy Statement") to be included in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission ("SEC") by Parent in connection with the issuance of Class B Common Stock pursuant to the Merger (including any amendments or supplements thereto, the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, at the date the proxy statement of the Company included in the Prospectus/Proxy Statement is first mailed to the Company's Shareholders or at the time of the Shareholders Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and applicable state law, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser for inclusion in the Prospectus/Proxy Statement. For purposes of this Agreement, the parties agree that statements made and information in the Form S-4 and the Prospectus/Proxy Statement (other than information provided by Parent, any Subsidiary of Parent or any agent of Parent or any such Subsidiary thereof in each case concerning Parent or such Subsidiary, expressly for inclusion therein) relating to the federal income tax consequences of the transactions herein contemplated to Shareholders shall be deemed to be supplied by the Company and not by Parent or the Purchaser.


                  4.9 Subsequent Events. Except as described on Schedule 4.9 hereto, since December 31, 1995:

                  (a) there has been no Material Adverse Effect;

                  (b) the Company has not declared, set aside or paid any dividend on, or made any distribution of property or cash in respect of, any shares of Company Common Stock;

                  (c) neither the Company nor any Subsidiary has sold, or directly or indirectly redeemed, purchased or otherwise acquired, any shares of Company Common Stock;

                  (d) excluding Shareholder Expenses and other expenses or liabilities relating to the transactions contemplated by this Agreement, and expenses incurred by the Company in connection with its exploration of a possible sale of the Company, neither the Company nor any Subsidiary has incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business, which has had a Material Adverse Effect;

                  (e) neither the Company nor any Subsidiary has discharged or satisfied any Lien or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business;

                  (f) neither the Company nor any Subsidiary has mortgaged, pledged or otherwise contractually subjected to a Lien any of its assets or properties (whether tangible or intangible);

                  (g) other than in the ordinary course of business, neither the Company nor any Subsidiary has sold, assigned, transferred, leased or otherwise disposed of, or agreed to sell, assign, transfer, lease or otherwise dispose of, any of its assets, or acquired or leased (other than by a renewal of an existing lease) any assets or made any capital expenditures or committed to make any capital expenditures which individually, or in the aggregate with respect to a series of related capital expenditures, exceeded $20,000;

                  (h) neither the Company nor any Subsidiary has cancelled or compromised any debt or claim, other than in the ordinary course of business;

                  (i) neither the Company nor any Subsidiary has waived or released any claims or rights of material value or, except in the ordinary course of business, modified any agreement;


                  (j) neither the Company nor any Subsidiary has made, agreed to make, or announced any general change in wages, compensation or employee benefits or any change in the wages, compensation or employee benefits of any employee whose total annual compensation is in excess of $50,000, entered into any employment contract with any officer or employee involving an annual rate of compensation in excess of $50,000 or which is not terminable without liability by it on thirty days' notice or less, or made any loan to, or entered into any transaction of any other nature with, any officer, director or Shareholder of the Company or any Subsidiary;

                  (k) neither the Company nor any Subsidiary has made any change in, or materially increased the persons covered by, any bonus, incentive compensation, deferred compensation, profit-sharing, stock option, stock purchase, stock award, severance pay, retirement, pension, group insurance, disability, death benefit or other employee benefit plans, trust agreements or arrangements;

                  (l) neither the Company nor any Subsidiary has conducted its business or entered into any transaction, contract or commitment, except this Agreement and the transactions contemplated hereby (and contracts and commitments incidental thereto), other than in the ordinary course of business, consistent with past management practices (including, without limitation, management of inventory, collection of accounts receivable, payment of accounts payable and timing of receipts and disbursements of cash);

                  (m) neither the Company nor any Subsidiary has suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects the ability of the Company or any Subsidiary to conduct its business;

                  (n) neither the Company nor any Subsidiary has terminated, discontinued, closed or disposed of any plant, facility or business operation;

                  (o) neither the Company nor any Subsidiary has introduced any material change with respect to the operation of its business, including its method or practice of accounting (other than adjustments to the Interim Financial Statements set forth on Schedule 4.6(A) hereto);

                  (p) neither the Company nor any Subsidiary has increased the carrying value of any of its assets (whether tangible or intangible);

                  (q) neither the Company nor any Subsidiary has suffered any extraordinary loss (as that term is defined in APB Opinion No. 30);

                  (r) neither the Company nor any Subsidiary has issued, sold or otherwise disposed of any shares of Company Common Stock or any evidences of indebtedness or other securities of the Company or any Subsidiary;


                  (s) neither the Company nor any Subsidiary has granted or made any options, warrants, calls, rights, commitments or any other agreements of any character obligating it to issue any shares of Company Common Stock or evidences of indebtedness or other securities of the Company or any Subsidiary;

                  (t) neither the Company nor any Subsidiary has had any customer or customers terminate its or their relationship with it or suffered any deterioration in its relationship with any customer or customers the effect of which individually, or in the aggregate, has had, or may reasonably be expected to have, a Material Adverse Effect;

                  (u) neither the Company nor any Subsidiary has made any loans or advances to any person, firm or corporation including, without limitation, to any of its officers, directors or Shareholders or any affiliate thereof, other than loans or advances by the Company to its Subsidiaries, loans and advances made from time to time by the Company to its employees (excluding any officer, director or Shareholder of the Company) which loans and advances, in the aggregate, are immaterial in amount, and trade credit extended by the Company in the ordinary course of business;

                  (v) neither the Company nor any Subsidiary has otherwise taken any action, which action if taken after the date hereof, would require consent under Section 6; and

                  (w) except as otherwise disclosed on the Schedules, neither the Company nor any Subsidiary has entered into any agreement to do any of the foregoing.

                  4.10 Tangible Personal Property. (a) The Company and each Subsidiary have good and marketable title to their respective tangible personal properties, including, without limitation, the tangible personal properties reflected in the Financial Statements (except properties since sold or otherwise disposed of in the ordinary course of business) free and clear of all Liens, except (i) as shown on the Financial Statements, (ii) Liens for current taxes and assessments not yet delinquent or being contested in good faith by appropriate proceedings, and (iii) such minor imperfections of title and Liens, if any, which individually or in the aggregate do not have, or would not reasonably be expected to have, a Material Adverse Effect.

                  (b) All leases pursuant to which the Company or any Subsidiary leases as lessor or lessee any material tangible personal property are in good standing and are valid and binding in accordance with their respective terms, and there is not under any of such leases any existing default, event of default or event which with notice or lapse of time or both would constitute a default, on the part of the Company or any Subsidiary, or, to the best of the knowledge of the Company, on the part of any other party to such leases. None of the rights of the Company or any Subsidiary under any of such leases is subject to termination or modification as the result of the transactions contemplated by this Agreement.

                  4.11 Title to Real Property; Encumbrances. (a) The Company and each Subsidiary have good and marketable title to their respective real properties including, without limitation, the properties reflected in the Financial Statements, free and clear of all Liens except (i) as shown on such Financial Statements, (ii) Liens for current taxes and assessments not yet delinquent or being contested in good faith by appropriate proceedings, (iii) such imperfections of title and Liens, if any, which individually or in the aggregate do not materially detract from the value of or materially interfere with the present use of the real properties subject thereto or affected thereby or otherwise materially impair business operations conducted by the Company or any Subsidiary and (iv) matters set forth in the title insurance policies or title commitments which have previously been delivered to Parent.


                  (b) There is no condemnation proceeding or eminent domain proceeding of any kind pending or, to the best knowledge of the Company, threatened, against any such real properties.

                  (c) None of the Company or any Subsidiary leases any such real properties to others.

                  (d) All such real properties are occupied under a valid and current occupancy permit or the like, and the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy; to the Company's knowledge, there are no facts which would prevent any such real properties from being occupied after the Closing in substantially the same manner as before.

                  (e) All such real properties are, and all improvements thereon were, constructed in material compliance with all applicable federal, state or local statutes, laws, ordinances, regulations, rules, codes, orders or requirements (including, but not limited to, any building, zoning or environmental laws or codes) affecting such premises. The removal of any hazardous material, including any asbestos or trichloroethylene, from such real properties was done in compliance with all applicable federal, state and local laws and ordinances, and any certificates of compliance required for such removal have been obtained.

                  (f) Such real properties and the present use and condition thereof do not materially violate any applicable deed restrictions or other covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to such real properties as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of such real properties, other than those which are transferable with such real properties, are required by any governmental agency having jurisdiction over such real properties or their operation.

                  (g) All improvements on such real properties are wholly within the lot limits of the real properties and do not encroach on any adjoining premises; and there are no encroachments on any such real properties by any improvements located on any adjoining premises.

                  (h) There have been no improvements made to or construction on such real properties within the period provided by law for the filing of mechanics' liens.


                  (i) All buildings and improvements located on such real properties are in good structural condition and no conditions exist which would make such real property unsafe or hazardous.

                  4.12 Real Property Leases. None of the Company or any Subsidiary leases as lessee any real property.

                  4.13 Contracts and Commitments. Schedule 4.13 is a complete and correct list setting forth the following information:

                         (i) all real property owned of record or beneficially by the Company or any Subsidiary and all Leases of personal property (excluding immaterial Leases) to which the Company or any Subsidiary is a party, with a brief description of the property to which each such lease relates and the rental terms (including rents, termination dates, renewal conditions and options to purchase or terminate);

                        (ii) all policies of insurance in force (with a notation as to the status of premiums paid or payable thereon) insuring the properties, buildings, machinery, equipment, fixtures or other assets of the Company and any Subsidiary, including, without limitation, product liability insurance;

                       (iii) (a) all contracts, understandings or binding commitments, whether oral or written (including, without limitation, mortgages, leases, indentures and loan agreements) to which the Company or any Subsidiary is a party, or to which the Company or any Subsidiary or any assets or properties of the Company or any Subsidiary is subject, except (x) such contracts, understandings and binding commitments which are listed on other Schedules required by this Agreement, (y) contracts, understandings and binding commitments entered into in the ordinary course of business and which involve, or which may reasonably be expected to involve, the payment by or to any one or more of the Company and the Subsidiaries of less than $25,000 with respect to any one contract or commitment or $50,000 with respect to any related group of contracts or commitments and none of which involves a commitment in excess of one year and (z) contracts, understandings or commitments in the nature of purchase and sales orders entered into by the Company or any Subsidiary in the ordinary course of business and containing normal terms and conditions (including those arising out of "alliance" relationships being cultivated with certain of the Company's customers), and (b) any contracts, understandings or binding commitments, whether oral or written, not in the ordinary course of business to which the Company or any Subsidiary is a party;

                        (iv) all contracts containing any covenant restricting the freedom of the Company or any Subsidiary to compete in any line of business or with any person or to conduct business in any part of the world;

                         (v) all collective bargaining agreements, employment, consulting and termination agreements, executive compensation plans, bonus plans or other incentive compensation plans, deferred compensation agreements, severance pay arrangements, pension plans, employee retirement plans (whether funded or unfunded), employee stock purchase, stock ownership, stock option or profit sharing plans, any other "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA")), group life insurance or hospitalization insurance and all trust agreements or other agreements relating to any of the above, whether any of the above are written or oral;


                      (vi) the names and current annual compensation rates of all employees of the Company or any Subsidiary whose current annual rate of compensation (including bonuses) is $50,000 or more;

                      (vii) the names of all retired officers and employees of the Company or any Subsidiary who are receiving or are entitled to receive any pension or other benefits under any unfunded plan not qualified under Section 401 of the Internal Revenue Code of 1954, as amended, their ages and their current annual unfunded pension rates;

                      (viii) the name of each bank or other financial institution from which loans, lines of credit or other credit commitments to the Company or any Subsidiary are outstanding, the amount of each such line or commitment and the names of all persons authorized to borrow or to discount debt obligations or otherwise act on behalf of the Company or any Subsidiary in any dealings with such bank or financial institution;

                      (ix) the name of each bank or other financial institution in which the Company or any Subsidiary has an account or safe deposit box, the numbers of such accounts or boxes and the names of all persons authorized to draw thereon or have access thereto;

                      (x) the names of the ten largest suppliers to, and then ten largest customers of, the Company and its Subsidiaries as a whole for the twelve-month period ended December 31, 1995 together with the appropriate dollar volume by supplier and customer and a general description of the goods or services provided by each supplier;

                      (xi) all arrangements respecting loans to, or guarantees of loans to, employees of the Company or any Subsidiary made by the
         Company or any Subsidiary;

                      (xii) a summary of claims by line of insurance coverage for the Company and the Subsidiaries for the years 1992 through the date of this Agreement and a list of all open insurance contracts under which audit, retrospective or experience adjustments can be made;


                      (xiii) all outstanding commitments by the Company or any Subsidiary to make a capital expenditure, capital addition or capital improvement involving an amount in excess of $20,000, together with a description of any proposal by the Company or any Subsidiary to make or commit to make any capital expenditure, capital addition or capital improvement subsequent to the date hereof involving an amount in excess of $20,000;


                  (xiv) all United States and foreign patents, trademarks, trade names, service marks, service names, copyrights, logos and brand names and all pending registrations and applications for any of the foregoing currently owned or used by, or licensed to, the Company or any Subsidiary;

                  (xv) all contracts, agreements or other arrangements under which the Company or any Subsidiary has granted, or is obligated to grant, rights to others to use, reproduce, market or exploit any Intangible Property (as hereinafter defined);

                  (xvi) any organization described in Section 501(c)(3) of the Code that normally receives more than one-third of its support in any taxable year from gifts, grants, or contributions from the Company and the Subsidiaries and/or their officers and employees; and

                  (xvii) Any other material contract or binding commitment not entered into in the ordinary course of business.

                  True and complete copies of all documents referred to in such list (the "Contracts") were delivered or made available to Parent and its counsel, together with all amendments thereto. All of the Contracts set forth on
Schedule 4.13 are valid and binding in accordance with their terms and in full force and effect, and no breach or default by the Company or any Subsidiary, or event which, with notice or lapse of time or both, could constitute a breach or default by the Company or any Subsidiary, exists with respect thereto, and no party thereto has given notice or asserted to the Company or any Subsidiary that the Company or any Subsidiary is in default thereunder. To the best of the Company's knowledge, no party to any Contract has any current intention to (a) terminate such Contract (prior to its expiration date) or amend the terms thereof, (b) decrease significantly the volume or nature of the business conducted with the Company and its Subsidiaries under such Contract, (c) refuse to renew such Contract upon expiration thereof, or (d) renew such Contract upon expiration thereof on terms and conditions which are less favorable for the Company or its Subsidiaries than those pertaining to such Contract.

                  4.14 Environmental Matters. (a) Except as set forth on
Schedule 4.14:

                         (i) the Company is in material compliance with all applicable Environmental Laws, and within the period of all applicable statutes of limitation has been in such material compliance; and there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future;

                         (ii) the Company holds all Environmental Permits necessary to conduct its operations as they are currently conducted;
         Schedule 4.14(A) contains a true and
         complete list of all such Environmental Permits and, where applicable, their expiration dates; the Company has no reason to believe that any such Environmental Permits (A)will not be renewed, or (B) will be renewed under terms that are reasonably likely to have a Material Adverse Effect;


                      (iii) there are no Materials of Environmental Concern present at, and no Materials of Environmental Concern are or have been in any way released or threatened to be released from, any property currently or formerly owned, leased or otherwise operated by the Company, or as a result of present or former operations of the Company, in a manner that is reasonably likely to be in material violation of or otherwise to give rise to a material liability of the Company under any Environmental Law;

                      (iv) no reports of any kind have been made to or required by any Governmental Authority pursuant to any Environmental Law concerning spills or any other releases of any kind at, or in any way from, any property currently or formerly owned, leased or otherwise operated by the Company, or as a result of present or former operations of the Company, for which spills, releases, or reports thereof the Company may have material liability under any Environmental Law; true and complete copies of all written reports concerning such spills and other releases have been provided or made available to Parent;

                      (v) none of the following are or have been on, under, in or at any property currently or formerly owned, leased or otherwise operated by the Company: (A) underground or aboveground storage tanks containing any Materials of Environmental Concern, (B) polychlorinated biphenyls, (C) asbestos or asbestos-containing materials, (D) septic tanks, septic fields, dry-wells, or similar structures, (E) lagoons, impoundments, or other bodies of water to which Materials of Environmental Concern may have been discharged, (F) landfills, dumping areas, or similar locations where Materials of Environmental Concern may have been placed;

                      (vi) the Company has not received any Environmental Claim, and, to the Company's knowledge, no Environmental Claim against the Company has been threatened;

                      (vii) the Company has not entered into, agreed to, nor is the Company otherwise subject to, any judgment, decree, order or similar requirement under any Environmental Law, nor is the Company negotiating any such judgment, decree, order or requirement;

                      (viii) the Company has not assumed or retained, contractually or, to the Company's knowledge, by operation of law, any liabilities or obligations, contingent or otherwise, in connection with any Environmental Law;


                      (ix) there are no past or present actions, activities, events, conditions or circumstances, including, without limitation, the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Materials of Environmental Concern, that could reasonably be expected to give rise to any material liability or obligation of the Company under any Environmental Laws; and


                  (x) for purposes of this Agreement, the following terms shall have the following meanings:

                  "Environmental Claim" means any written notice by any governmental agency alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned, leased or otherwise operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  "Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety.

                  "Environmental Permit" means any permit, license, registration, notification, exemption and any other authorization required under any Environmental Law.

                  "Governmental Authority" means any federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

                  "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

                  (b) The Company has made available to Parent all reports, studies, assessments, audits, and other similar documents in the possession or control of the Company that address any issues of actual or potential noncompliance with, or actual or potential liability under, any Environmental Laws that may affect the Company.


                  (c) Except as set forth on Schedule 4.14, no Environmental Law requires any permit, license, consent, or other authorization to be obtained from, or any application, filing, or other notice to be given to, any person in connection with this Agreement or any action contemplated by this Agreement.



                  (d) None of the matters set forth on Schedule 4.14, or any aggregation thereof, could reasonably be expected to result in a Material Adverse Effect.

                  (e) After having made reasonable inquiry, and subject to any inconsistencies or inaccuracies stated in the Chazen Letter, the Company is not aware of any material inaccuracy or omission in the EMC Report. The terms "Chazen Letter" and "EMC Report" are defined in Schedule 4.14.

                  4.15 Employee Benefit Plans.

                  (a) Schedule 4.15 contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of the Company, any of its Subsidiaries or any member of its Controlled Group (as hereinafter defined) has any present or future right to benefits or under which the Company, any of its Subsidiaries or any member of its Controlled Group has any present or future liability or obligations (whether primary or secondary). All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Plans". As used herein, "Controlled Group" shall mean any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o).

                  (b) With respect to each Plan, the Company has delivered to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise); (ii) the most recent determination letter; (iii) any summary plan description and other oral or written communications by the Company, any of its Subsidiaries, or any member of its Controlled Group to its employees concerning the extent of the benefits provided under a Plan; and (iv) for the three most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney's response to an auditor's request for information.


                  (c) (i) Except as disclosed on Schedule 4.15(A), each Plan has been established and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) with respect to any Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company's knowledge, threatened, and no facts or circumstances exist which could give rise to any such actions, suits or claims, and no material change has occurred (and the Company will promptly notify Parent in writing of any of the foregoing arising between the date hereof and the Effective Time); (iii) neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under Code section 4975 or ERISA section 406, which could reasonably be expected to subject the Company, any of its Subsidiaries, Parent or the Purchaser to any taxes, penalties or other liabilities under the Code or ERISA; (iv) no event has occurred and no condition exists that could reasonably be expected to subject the Company, either directly or by reason of its affiliation with any member of its Controlled Group, to any taxes, penalties or other liabilities under ERISA, the Code or other applicable laws, rules and regulations; (v) all contributions or premium payments required to be made prior to the Effective Time under the terms of any Plan, the Code, ERISA or other applicable laws, rules and regulations have been or will be timely made prior to the Effective Time or, to the extent not paid, adequate reserves have been provided for on the Financial Statements for all benefits and contributions relating to service on or prior to the Effective Time; (vi) other than increases related to changes in compensation, no Plan provides for an increase in benefits on or after the Effective Time nor has any such increase been approved or communicated to any employee of the Company, any member of its Controlled Group or any Subsidiary;
(vii) each Plan may be amended or terminated without material obligation or liability excluding administrative costs associated therewith (other than those obligations and liabilities for which specific assets have been set aside in a trust or other funding vehicle or reserved for on the Financial Statements);
(viii) any defined contribution plan may be amended, terminated, transferred or otherwise disposed of without obligation, penalties or other liability; and (ix) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof.


                  (d) (i) No Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA section 302 and Code section 412 (whether or not waived); (ii) no event or condition exists which could be deemed a reportable event within the meaning of ERISA section 4043 which could result in a liability to the Company or any member of its Controlled Group and no condition exists which could subject the Company or any member of its Controlled Group to a fine under ERISA section 4071; (iii) as of the Effective Time, the Company and each member of its Controlled Group have made all required premium payments when due to the Pension Benefit Guaranty Corporation ("PBGC"); (iv) neither the Company nor any member of its Controlled Group is or expects to be subject to any liability to the PBGC for any plan termination occurring on or prior to the Effective Time; (v) no amendment has occurred which has required or could require the Company or any member of its Controlled Group to provide security pursuant to Code section 401(a)(29); (vi) neither the Company nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA section 4069; and (vii) with respect to each Plan (which is not a multiemployer plan within the meaning of section 4001(a)(3) of ERISA) subject to Title IV of ERISA, as of the Effective Time, the assets of each such Plan are at least equal in value to the present value of the accrued benefits (vested and unvested), of the participants in such Plan on a termination and projected basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

                  (e) Accrued liabilities in respect of foreign plans which provide pension benefits are recognized and provided for in accordance with the law and generally accepted accounting principles in the countries where such plans are maintained.

                  (f) Neither the Company, its Subsidiaries nor any member of its Controlled Group has at any time had any obligation to contribute to, or incurred any liability with respect to, any Plan that is a multiemployer plan within the meaning of section 4001(a)(3) of ERISA.

                  (g) Each Plan which is intended to meet the requirements for tax-favored treatment under the Code or which is intended to be qualified within the meaning of Code section 401(a), or any trust intending to qualify within the meaning of Code section 501(c)(9) meets such requirements or is so qualified and, except as set forth on Schedule 4.15, has received a favorable determination letter from the Internal Revenue Service with respect thereto; and nothing has occurred which would cause the loss of any such tax-favored treatment or qualification.

                  (h) No Plan exists which could result in the payment to any employee, officer or director of the Company, any member of its Controlled Group or any Subsidiary of any money or other property or rights or accelerate or provide any other rights or benefits to any person as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G and whether or not such payment would require subsequent termination of employment or any other subsequent event before payment.

                  4.16 Labor Controversies. Except as set forth on Schedule 4.16, (i) there is no unfair labor practice, charge or complaint pending or, to the best knowledge of the Company, threatened against or otherwise affecting the Company or any Subsidiary; (ii) there is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect, or to the knowledge of the Company, threatened against or otherwise affecting the Company or any Subsidiary, and neither the Company nor any Subsidiary has experienced any such labor controversy within the past five years; and (iii) neither the Company nor any Subsidiary has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past five years, nor has the Company or any Subsidiary planned or announced any such action or program for the future. The Company and each of its Subsidiaries have complied in all material respects with all laws applicable to them relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and neither the Company nor any of its Subsidiaries is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company and each of its Subsidiaries is in compliance with their obligations with respect to employees pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. There are no collective bargaining agreements relating to any employees with respect to their employment with the Company or any of its Subsidiaries except as disclosed on Schedule 4.13.

                  4.17 Litigation. Except as set forth on Schedule 4.17, there are no claims, actions, suits, reviews, inquiries, complaints, charges, arbitrations, grievances, proceedings, or investigations pending, or, to the best knowledge of the Company, threatened against or relating to the Company or any Subsidiary or with respect to the transactions contemplated by this Agreement, before any court or governmental or regulatory authority or body which, if decided adversely, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor does the Company know of any facts which would provide a justifiable basis for any such claim, action, proceeding or investigation. Neither the Company nor any Subsidiary nor any property of any of them is subject to any order, judgment, injunction or decree entered by any foreign or United States federal, state or local court or governmental agency and outstanding against the Company or any of its Subsidiaries.

                  4.18 Taxes. For purposes of this Agreement, "Taxes" shall mean all United States federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts, and "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. Except as disclosed in
Schedule 4.18:

                  (a) All Tax Returns required to be filed by or with respect to the Company and each Subsidiary have been timely filed, and all such Tax Returns are complete and correct in all material respects. The Company and each Subsidiary (i) have timely paid all Taxes that are due, claimed or asserted by any taxing authority to be due from or with respect to them for the periods prior to the date hereof or (ii) will provide for all such Taxes on the balance sheet included in the Interim Financial Statements. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company will make due and sufficient current accruals for such Taxes on the balance sheet included in the Interim Financial Statements. The Company and the Subsidiaries do not file any Tax Returns in any jurisdiction other than those set forth in Schedule 4.18. The Company and the Subsidiaries file Tax Returns in all jurisdictions where required to file Tax Returns, except where the failure to so file would not reasonably be likely to have a Material Adverse Effect.

                  (b) There are no Liens with respect to Taxes upon any of the assets or properties of the Company or its Subsidiaries, other than with respect to Taxes not yet due and payable.

                  (c) Except as set forth on Schedule 4.18, during the past ten
(10) years, the Tax Returns of the Company and the Subsidiaries and of each affiliated group (within the meaning of the Code) of which the Company is or has been a member have not been audited or examined by any taxing authority, and the statute of limitations for all periods through the respective years specified in
Schedule 4.18 has expired. No issue relating to the Company has been raised in writing by any taxing authority in any audit or examination which, by application of the same or similar principles, could reasonably be expected to result in a material deficiency for any subsequent period (including periods subsequent to the Closing Date). There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any Subsidiaries for any taxable period, and no power of attorney granted by or with respect to the Company or any Subsidiaries relating to Taxes is currently in force. No closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company. The Company has previously delivered to Parent complete and correct copies of each of (i) any audit reports issued within the last three years relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company or any Subsidiary and (ii) the United States federal income Tax Returns, and those state, local and foreign income Tax Returns showing Taxes due in excess of $5,000 for each of the last three taxable years, filed by the Company or any Subsidiary or (insofar as such returns relate to the Company or any Subsidiary) filed by any affiliated, consolidated, combined or unitary group of which Company or any Subsidiary was then a member.

                  (d) No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or, to the knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or the Subsidiaries or any Tax Return filed by or with respect to the Company or the Subsidiaries. No assessment of Tax has been proposed in writing against the Company or the Subsidiaries or any of their assets or properties.

                  (e) No consent to the application of section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or the Subsidiaries or any of their assets or properties. None of the assets or properties of the Company or the Subsidiaries is an asset or property that is or will be required to be treated as being (i) owned by any other person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of section 168(h)(1) of the Code.

                  (f) The Company and each Subsidiary have not been and are not currently in material violation (or, with or without notice or lapse of time or both, would be in material violation) of any applicable law or regulation relating to the payment or withholding of Taxes. The Company and each Subsidiary, in all material respects, have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws and regulations.

                  (g) As of the Closing, the Company and the Subsidiaries shall not be a party to, be bound by or have any obligation under, any Tax sharing agreement or similar contract or arrangement.

                  (h) There is no contract or agreement, plan or arrangement by the Company or any Subsidiary covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of section 280G of the Code.

                  (i) The Company and its Subsidiaries are not "foreign persons" within the meaning of section 1445(b)(2) of the Code and will deliver to Parent prior to Closing certification of non-foreign status meeting the requirements of Treasury Regulation Section 1.1445-2. The Company and each Subsidiary have never been controlled by foreign corporations as defined in section 957 of the Code.

                  (j) The Company and each Subsidiary have not knowingly acquired property from or disposed of property for proceeds less than fair market value thereof to any person with whom it does not deal at arm's length.

                  (k) All material elections and consents with respect to any Taxes (or computation thereof) affecting the Company or any Subsidiary as of the date hereof are obvious from the Tax Returns or are set forth in Schedule 4.18. After the date hereof, no election or consent with respect to any Taxes (or computation thereof) affecting the Company or any Subsidiary will be made without the written consent of Parent.

                  (l) The Company and each Subsidiary have not agreed to make and are not required to make any adjustment under section 481(a) of the Code, by reason of a change in accounting method or otherwise.

                  (m) The liabilities and/or prepaid asset for Taxes reflected in the Interim Financial Statements are accurate and the amounts reflected for Taxes therein are sufficient for the payment of all accrued, unpaid or deferred Taxes of the Company and its Subsidiaries for all periods ended on or prior to September 30, 1996.

                  (n) Without limiting the foregoing representations in any way, the Company and each Subsidiary have collected all material sales and use Taxes required to be collected from customers of the Company or such Subsidiary and have remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or have been furnished properly completed exemption certificates. The Company and each Subsidiary represents that (A) it has in its possession all material records and supporting documents required by all applicable sales and use Tax statutes and regulations regarding the collection and payment of all sales and use Taxes required to be collected and paid over and regarding all exempt transactions for all periods open under the applicable statute of limitations as of the Closing Date, and (B) it has maintained in all material respects, all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.


                  4.19 Intangible Property. The consummation of the transactions contemplated hereby will not alter or impair any rights of the Company with respect to all United States and foreign patents, trademarks, trade names, service marks, service names, technology, copyrights, logos, brand names, designs, industrial designs, inventions, trade secrets, secret processes or know-how, and all pending registrations and applications for any of the foregoing (collectively "Intangible Property"), owned or used by, or licensed to, the Company or any Subsidiary. Except as disclosed on Schedule 4.19, neither the Company nor its Subsidiaries have infringed, misappropriated or misused any Intangible Property owned by another, and no claim has been asserted by any person alleging the invalidity, abuse, misuse or unenforceability of any Intangible Property or that the Intangible Property constitutes an infringement of another person's intellectual property, or challenging or questioning the validity or effectiveness of any license or agreement relating thereto to which the Company or any of its Subsidiaries is a party. Except as disclosed on Schedule 4.19, the Company has not granted, or obligated itself to grant, any outstanding licenses or other rights in or to any of the Intangible Property owned by or licensed to the Company or its Subsidiaries. All U.S. registrations of patents, copyrights and trademarks included in the Intangible Property are in full force and effect.


                  4.20 Licenses, Permits, Authorizations, Etc. The Company and each Subsidiary have, and Schedule 4.20 hereto lists, all approvals, authorizations, consents, licenses, orders, franchises, certificates of public convenience, registrations and permits (collectively, "Permits") of all governmental agencies, whether federal, state or local, United States or foreign, required to permit the operation of their businesses as presently conducted. Schedule 4.20 sets forth the expiration date and renewal rights with respect to each Permit listed thereon. All of the Permits listed on Schedule
4.20 are in full force and effect and the Company is not aware of any impediment to the renewal of any Permit listed on Schedule 4.20. Neither the Company nor any Subsidiary has engaged in any activity which would cause revocation or suspension of any of such Permits, and no action or proceeding looking to or contemplating the revocation or suspension of any Permit is pending or, to the best knowledge of the Company, threatened. The Company and each Subsidiary have made proper application for (or, in the case of applications not yet eligible for filing, have used their best efforts to make proper preparation for filing) all such Permits as the Company or any such Subsidiary has deemed will be required to permit the Company and each Subsidiary to conduct their businesses in accordance with present plans for expansion, and Schedule 4.20 hereto lists all such pending (or prepared) applications.

                  4.21 Insurance. Schedule 4.21 contains a correct and complete list of all policies of liability, environmental, crime, fidelity, life, fire, workers' compensation, health, director and officer liability and all other forms of insurance currently owned or held by the Company or any Subsidiary, and identifies for each such policy the underwriter, policy number, coverage type, premium, expiration date and deductible. The Company has delivered or made available to Parent true and complete copies of all insurance policies listed on
Schedule 4.21. All of the insurance policies listed on Schedule 4.21 are outstanding and in full force and effect and all premiums with respect to such policies are currently paid or accrued. No notice of cancellation or termination has been received with respect to any such policy and the insurance policies to which the Company is a party insure the Company and its Subsidiaries in such amounts and against such losses, damages, hazards and risks of a character usually insured against by persons operating similar properties in the localities where such properties are located.

                  4.22 Books and Records. The books and records of the Company and each Subsidiary are in all material respects complete and correct, have been maintained in accordance with good business practices and accurately reflect the basis for the financial condition and results of operations of the Company and each Subsidiary set forth in the Financial Statements.

                  4.23 Accounts Receivable and Accounts Payable. The accounts receivable of the Company and the Subsidiaries reflected on the Interim Financial Statements and all accounts receivable arising thereafter and prior to the date hereof arose from bona fide transactions in the ordinary course of business and are current and fully collectible, less the applicable allowance for doubtful accounts. No material counterclaims or offsetting claims with respect to such accounts receivable are pending or, to the best knowledge of the Company, are threatened. The accounts payable reflected on the Interim Financial Statements are complete and accurate and all accounts payable arising thereafter and prior to the date hereof arose from bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

                  4.24 Condition of Assets. The assets and properties owned, operated or leased by the Company and any Subsidiary and used in their businesses are in a normal state of repair and operating condition, reasonable wear and tear excepted, and suitable for the uses for which intended.

                  4.25 Inventory; Return Policy. (a) The inventory of the Company and the Subsidiaries as reflected on the Interim Financial Statements and any inventory acquired or produced after that date, consisted of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods of a quantity and quality saleable in the ordinary course of business, and such inventory is fit and sufficient for the purpose for which it was procured or manufactured. All obsolete or excess items in said inventory have been written down or written off or otherwise provided for in accordance with the Company's excess and obsolete inventory policy, as described in Section 4.25(c), which is in accordance with GAAP. Since December 31, 1995, inventories have been purchased or produced in the ordinary course of business and consistent with the anticipated requirements of the Company and the Subsidiaries.

                  (b) Schedule 4.25(b) includes a description of the return policy of the Company and the Subsidiaries. Such policy has been in effect, without material change, for at least three years. The Financial Statements reflect reserves, which are adequate in accordance with GAAP, for all returns.

                  (c) Attached as Schedule 4.25(c) is a copy of the Company's excess and obsolete inventory policy.

                  4.26 Transactions with Affiliates. Except as disclosed in
Schedule 4.26 hereto and except for intercompany transactions between the Company and its Subsidiaries, neither the Company nor any Subsidiary is now, nor during the past three years has been, a party, directly or indirectly, to any contract, lease, arrangement or transaction, whether for the purchase, lease or sale of property, for the rendition of services or otherwise, with any affiliate of the Company or its Subsidiaries, or any officer, director, employee, proprietor, partner, shareholder or any "associate" of the Company or any affiliate of the Company or its Subsidiaries (as the term "associate" is defined in Rule 405 of the Securities Act), other than a contract, or arrangement by reason of, which relates to or is in connection with the full or part time employment of an employee, nor are there now, nor for the past three years have there been, any loans outstanding to any of such persons from the Company or any of its Subsidiaries.

                  4.27 Brokers and Finders. No broker, finder, investment banker or financial advisor is entitled to any brokerage, finder's, financial advisory or other fee or commission in connection with this Agreement or the transactions contemplated hereunder, except for RMHA, whose fees shall be paid by the Company at the Closing. Except for such obligations to RMHA, neither the Company nor its Subsidiaries nor any of their officers or directors have incurred any liability for any brokerage, finder's, financial advisory or other fee or commission or similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

                  4.28 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, taken together, are in the best interests of the Company and the Shareholders of the Company and fair to the Shareholders of the Company, and (ii) resolved to recommend that the Shareholders approve this Agreement and the transactions contemplated herein, including the Merger.

                  4.29 Required Company Vote. The affirmative vote of two-thirds of the shares of the Company Common Stock is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

                  5. Representations and Warranties of Parent and the Purchaser.

                  Parent and the Purchaser (and, if Parent elects to have a direct wholly owned subsidiary replace the Purchaser as a constituent corporation in the Merger, representations made by the Purchaser hereunder will also be deemed to have been made by such wholly owned subsidiary), jointly and severally, represent and warrant to the Company as follows:

                  5.1 Corporate Organization and Good Standing. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation, with all requisite corporate power and authority to own, operate and lease the properties now owned or leased by it and to carry on its business as it is now being conducted. Each of Parent and the Purchaser has delivered to the Company true and correct copies of its respective certificate of incorporation and by-laws, each as in effect on the date hereof.

                  5.2 Authorization; Binding Agreement. Each of Parent and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each of Parent and the Purchaser, and the consummation by Parent and the Purchaser of the transactions contemplated hereby, have been duly authorized by each of Parent's and the Purchaser's Board of Directors and no other corporate action or proceeding on the part of Parent, Parent's security holders or the Purchaser is necessary for the execution, delivery and performance of this Agreement by Parent and the Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and the Purchaser and constitutes a valid and legally binding agreement of each of Parent and the Purchaser and is enforceable against each of them in accordance with its terms.

                  5.3 Governmental Approvals. Except for applicable requirements of the Securities Act (including, without limitation, with respect to the Form S-4), the HSR Act, state securities laws, the filing of a certificate of merger pursuant to the New York BCL and any filings with foreign governments or governmental agencies, no authorization, order, consent, or approval of, or filing or registration with, any third party or domestic or foreign governmental or regulatory authority is necessary for or in connection with the execution and delivery by Parent and the Purchaser of this Agreement or the consummation by Parent and the Purchaser of the transactions contemplated by this Agreement.

                  5.4 Form S-4; Proxy Statement; Other Filings. None of the information supplied or to be supplied by Parent or the Purchaser for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, or at the date the Prospectus/Proxy Statement to be included in the Form S-4 is first mailed to the Shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or the Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in the Form S-4.

                  5.5 Parent Common Stock. All shares of the Class B Common Stock which will be transferred in accordance with this Agreement have been duly authorized and, when transferred as contemplated hereby, will be fully paid and nonassessable, registered under the Securities Act and the Exchange Act, registered or exempt from registration under applicable state securities laws, listed on the New York Stock Exchange and freely transferable (except to the extent transfers by "affiliates" of the Company are restricted under the provisions of Rule 145 of the Securities Act).

                  5.6 Financial Statements and SEC Reports. Parent has timely filed all required forms, reports, statements and documents with the SEC since January 1, 1993, all of which have complied in all material respects with all applicable requirements of the Securities

Act or the Exchange Act. Parent heretofore has delivered to the Company true and complete copies of (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1993, December 31, 1994 and December 31, 1995, (ii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30, 1996, (iii) its proxy statements relating to all meetings of its shareholders (whether annual or special) held since January 1, 1993, and (iv) all other reports, statements and registration statements filed or required to be filed by it with the SEC since January 1, 1993 (the documents referred to in clauses (i), (ii), (iii) and (iv) being hereinafter referred to as "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of Parent included in the Parent SEC Reports were prepared in conformity with GAAP applied on a consistent basis, and present fairly the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to the absence of certain notes thereto and normal year-end audit adjustments.

                  5.7 Capitalization of Parent. As of September 30, 1996, the authorized capital stock of Parent consists of 50,000,000 shares of Class A Common Stock, 150,000,000 shares of Class B Common Stock and 5,891,097 shares of Parent's preferred stock. As of November 4, 1996, there were issued and outstanding 11,447,000 shares of Class A Common Stock, 54,541,000 shares of Class B Common Stock and no other voting securities. All of the outstanding shares of capital stock have been duly authorized and validly issued, were not issued in violation of any person's preemptive rights and are fully paid and nonassessable with no personal liability attaching to the ownership thereof.

                  5.8 Brokers and Finders. No broker, finder, investment banker or financial advisor is entitled to any brokerage, finder's, financial advisory or other fee or commission in connection with this Agreement or the transactions contemplated hereunder. Neither Parent nor the Purchaser nor any of their officers or directors have incurred any liability for any brokerage, finder's financial advisory or other fee or commission or similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

                  5.9 Ownership of the Purchaser; No Prior Activities. The Purchaser (including any substituted entity) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the Effective Time, all of the outstanding capital stock of the Purchaser will be owned directly by Parent.

                  6. Covenants.

                  6.1 Conduct of Business of the Company. Except as otherwise expressly specified in, or contemplated by, this Agreement, during the period from the date hereof to the Effective Time each of the Company and its Subsidiaries will conduct its respective operations only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice, and each of the Company and its

Subsidiaries will use all reasonable efforts (without any obligation to pay additional consideration) to preserve intact its respective business organization, assets, prospects and advantageous business relationships, to keep available the services of its key officers and key employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers, business partners and others having business relationships with the Company and its subsidiaries. Without limiting the generality of the foregoing, prior to the Effective Time, except as set forth in
Schedule 6.1 or in connection with the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent:

                      (i) split, combine or reclassify any shares of its capital stock, declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other securities;

                     (ii) authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through dividend or the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class of the Company or any of its Subsidiaries or any securities convertible into or exercisable or exchangeable for shares of stock of any class of the Company or any of its Subsidiaries;

                    (iii) other than purchase or sale orders in the ordinary course of business, voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise) or issue any debt securities, or incur other indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or change any assumption underlying, or methods of calculating, any bad debt, contingency or other reserve;

                     (iv) notwithstanding anything to the contrary contained herein, including but not limited to subsection (v) herein, (A) enter into any employment or similar agreement or arrangement with any person, except for agreements or arrangements (exclusive of employment agreements) entered into in the ordinary course of business consistent with past practice or (B) amend any such agreement or arrangement except in the ordinary course of business consistent with past practice;

                      (v) subject to subsection (iv) herein, take any of the following actions except in the ordinary course of business consistent with past practice or as required by existing agreement or law: (a) grant, or become obligated to grant, any increase in the compensation of officers or employees; (b) adopt, institute or amend any plan, agreement, contract, program, policy or other arrangement of the type referred to in Section 4.15 herein; or (c) take any action with respect to the grant of any severance or termination pay or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

                     (vi) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfer, or purchase of any material amount of properties or assets of any other individual or entity;

                     (vii) except as required by the consummation of the Merger, pay, discharge or satisfy any claims or liabilities, or settle any litigation other than the payment, discharge or satisfaction of claims or liabilities in the ordinary course of business consistent with past practice;

                     (viii) amend the restated certificate of incorporation or by-laws of the Company or the certificate of incorporation or by-laws (or comparable documents) of any Subsidiary;

                     (ix) authorize or make any capital expenditures (including by lease) which in the aggregate are more than the sum of $20,000 (excluding capital expenditures listed on Schedule 4.13);

                     (x) sell or dispose of, mortgage, encumber or grant an option for any assets or properties, other than sales of inventory in the ordinary course of business;

                     (xi) waive, release, grant or transfer any rights of value (other than in the ordinary course of business), or modify or change in any material respect any existing license, lease, or contract;

                     (xii) except to the extent any such policy is replaced with comparable coverage, allow or permit any insurance policy naming the Company as a beneficiary or a loss payable payee to be canceled or terminated;

                     (xiii) make any changes in the Company's accounting methods, principles or practices except as may be required by GAAP;

                     (xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except as contemplated by this Agreement;

                     (xv) take any action, except in the ordinary course of business consistent with past practices, which would result in the acceleration of collection of any accounts receivable or delay the payment of any accounts payable; or

                     (xvi) agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Section 4 hereof untrue or incorrect.

                  6.2 No Solicitation. Neither the Company nor any of its Subsidiaries shall, and the Company shall use all reasonable efforts to cause each of its officers, directors, employees, affiliates, representatives, agents and advisors not to, directly or indirectly, encourage, solicit, initiate, engage or participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group other than Parent or an affiliate of Parent (a "Third Party") concerning (or concerning the business of the Company or any Subsidiary of the Company in connection with) any tender offer (including a self tender offer), exchange offer, merger, consolidation, sale of a substantial amount of assets, sale of securities, acquisition of beneficial ownership of (or options or rights to purchase or the right to vote) securities of any class or series of debt or equity securities of the Company, liquidation, dissolution or similar transactions involving the Company, any of its Subsidiaries or any division of the Company or a Subsidiary (such proposals, announcements or transactions being referred to herein as "Acquisition Proposals"). Notwithstanding the foregoing, in the event a Third Party expresses in writing a bona fide intention to make an offer to the Company to effect a transaction that is more favorable to the Company's security holders, taken as a whole, than the transactions contemplated by this Agreement, the Company may furnish information provided to Parent concerning its business, properties or assets to such Third Party or conduct negotiations with such Third Party if (i) the failure to provide such information or conduct negotiations would cause the members of the Board of Directors of the Company to breach their fiduciary duties to the Company's security holders as advised by outside counsel to the Company and (ii) such Third Party has entered into an appropriate confidentiality agreement with the Company. The Company will promptly inform Parent of any inquiry, offer or proposal (including the terms thereof and the identity of the Third Party making such inquiry, offer or proposal) that it may receive in respect of an Acquisition Proposal after the date of this Agreement and furnish to Parent a copy of any such written inquiry, offer or proposal. The Company may take any of the foregoing actions pursuant to the second preceding sentence if such action constitutes a withdrawal or modification, in a manner adverse to Parent or the Purchaser, of the approval or recommendation by the Company's Board of Directors of the Merger under Section 6.8 only if the Company pays to Parent, prior to or concurrently with the taking of such action, the Alternative Transaction Fee (as hereinafter defined) and Transaction Expenses (as hereinafter defined, not to exceed $750,000), pursuant to Section 6.3.


                  6.3 Certain Fees and Expenses. (a) In the event that the Board of Directors of the Company shall (i) withdraw or modify, publicly propose or announce its intention to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger (including by refraining from recommending approval of the Merger under Section 6.8), (ii) approve or recommend any Acquisition Proposal or (iii) approve the Company entering into any Acquisition Proposal (including, without limitation, the commencement of a self tender or exchange offer), or, in the event (x) the Shareholders in a vote at the Shareholders Meeting called pursuant to Section 6.8 fail to approve the transactions contemplated hereby and there shall exist an Acquisition Proposal or (y) this Agreement is terminated (other than by the Company pursuant to Section 10.1(b), 10.1(d), 10.1(i) or 10.1(j)), prior to such Shareholders Meeting taking place and before such vote or termination the Company received or became aware of an Acquisition Proposal or in the event the Alternative Transaction Fee plus

Transaction Expenses otherwise become due and payable pursuant to Section 6.2, then in each such case unless at the time of such action or event the Company is entitled to terminate this Agreement pursuant to Section 10.1(b) or 10.1(i)) or Parent or the Purchaser is otherwise in material breach of any material representation, warranty, covenant or agreement under this Agreement, prior to or concurrently with the taking of any such action by the Board of Directors of the Company or within three business days of the occurrence of any such event that does not involve actions by the Board of Directors of the Company, the Company shall pay to Parent in immediately available funds $2,250,000 (the "Alternative Transaction Fee"), plus all of the Transaction Expenses (not to exceed $750,000), to an account which Parent shall designate prior to the time such payment is due.


                  (b) In the event the Shareholders in a vote at the Shareholders Meeting called pursuant to Section 6.8 do not approve the transactions contemplated hereby and there shall not exist an Acquisition Proposal, the Company shall pay to Parent in immediately available funds all of the Transaction Expenses, to an account which Parent shall designate prior to the time such payment is due; provided, that the Company shall not be obligated to pay to Parent the Transaction Expenses pursuant to this Section 6.3(b) in the event that after the end of the Pricing Period and prior to the vote of the Shareholders at the Shareholders Meeting, there shall have occurred a material adverse change in or effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Parent and its Subsidiaries taken as a whole.

                  (c) Notwithstanding anything contained in this Agreement to the contrary, any act or omission referred to in Section 6.2 or 6.3 which results in the Company being obligated to pay the Alternative Transaction Fee and/or the Transaction Expenses shall not constitute a breach of this Agreement by the Company if, prior to or concurrently with such action, the Company pays the Alternative Transaction Fee and all of the Transaction Expenses or all of the Transaction Expenses, as the case may be, as required by this Section 6.3.

                  (d) For the purposes of this Agreement, "Transaction Expenses" shall mean, with respect to any party, the documented out-of-pocket expenses of such party (whether or not incurred prior to the date hereof) arising out of, relating to or incidental to the discussion, evaluation, negotiation, documentation and closing or potential closing of the Merger and all other transactions contemplated by this Agreement (including, without limitation, the fees, disbursements and other expenses of attorneys, accountants, investment bankers, consultants and any other advisors, and all printing costs and filing fees incurred in connection with such transactions).

                  6.4 Access to Information. (a) Between the date hereof and the Effective Time, the Company will give Parent and its authorized representatives access at reasonable hours and with reasonable notice to all personnel, plants, offices, warehouses and other facilities and to all books and records of the Company and its Subsidiaries and will permit Parent to make such inspections at reasonable hours and with reasonable notice as Parent may require and will cause its officers and those of its Subsidiaries to furnish Parent such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request. Parent and its representatives shall use reasonable efforts to minimize disruptions to the Company's operations. The representations and warranties of the Company contained in Section 4 or in any certificate or other document delivered to Parent or the Purchaser shall not be deemed waived or otherwise affected by any such investigation made by Parent or any of its representatives, subject to Parent's compliance with the provisions of Section 6.6 hereof.

                  (b) The confidentiality agreement, dated as of March 26, 1996, between the Company and Parent (the "Confidentiality Agreement") shall remain in full force and effect until the Effective Time and shall cover, to the extent provided therein, information supplied to Parent or the Purchaser under Section 6.4(a).

                  6.5 Reasonable Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, and shall use all reasonable efforts to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities that are in the opinion of Parent and the Company necessary or desirable in connection with the transactions contemplated by this Agreement, including, without limitation, filings to the extent required under the Securities Act and the HSR Act. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action. In connection with and without limiting the foregoing, (a) the Company, Parent and the Purchaser shall use their reasonable efforts to make promptly any required submissions under the HSR Act which the Company and the Parent determine should be made, in each case, with respect to the Merger and the transactions contemplated by this Agreement and (b) the Company, Parent and the Purchaser shall cooperate with one another in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, permits, authorizations, approvals or waivers.

                  6.6 Supplemental Information. From time to time prior to the Effective Time, each party will promptly disclose in writing to the other parties any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be disclosed to such other parties or would have been a breach of a representation, warranty or covenant. No information provided to a party pursuant to this section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the party receiving such information specifically agrees thereto in writing or such breach is cured prior to the termination of this Agreement by the non-breaching party, as permitted by Sections 10.1(g) and 10.1(i) hereof, as may be applicable.

                  6.7      Proxy Statement; Form S-4; Other Filings.

                  (a) Parent shall prepare and shall file with the SEC promptly, the Form S-4 (in which the Prospectus/Proxy Statement shall be included) with respect to the distribution of Class B Common Stock described in Sections 3.1(a) and 3.2 of this Agreement under the

Securities Act, and Parent shall use all reasonable efforts to have the Form S-4 declared effective by the SEC as promptly as practicable. Parent shall also take such action as is reasonably required to be taken under state blue sky or securities laws. The Prospectus/Proxy Statement shall contain the recommendation of the Board of Directors of the Company described in Section 3.3 hereof. Parent and the Company each agree to correct promptly (but in no event later than the date of the Shareholders Meeting referred to in Section 6.8) any information provided by it for use in the Prospectus/Proxy Statement included in the Form S-4 which contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Parent and the Company shall cooperate with each other in the preparation of the Form S-4 and the Prospectus/Proxy Statement included therein.

                  (b) As soon as practicable after the date hereof, the Company, Parent and the Purchaser shall promptly prepare and file any other filings required under the Securities Act or any other federal or state securities laws relating to the Merger and the transactions contemplated herein ("Other Filings").

                  (c) Each of Parent and the Purchaser shall notify the Company promptly of the receipt by such party of any comments of or requests by the SEC or any other governmental official with respect to the Form S-4 or any Other Filings and will supply the other parties hereto with correspondence between such party and its representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to the Form S-4 and any Other Filings. The Company, Parent and the Purchaser each shall use all reasonable efforts to obtain and furnish the information required to be included in the Prospectus/Proxy Statement, the Form S-4 and any Other Filings, and the Company, Parent and the Purchaser shall each use all reasonable efforts to respond promptly to any comments made by the SEC or any other governmental official with respect to the Form S-4 and any Other Filings and cause the Prospectus/Proxy Statement and related forms of proxy to be mailed to the Shareholders at the earliest practicable time. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Class B Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for amendment or supplement of the Form S-4 or for any additional information.

                  6.8 Meeting of Shareholders. The Company shall take all action reasonably necessary, in accordance with the New York BCL and the restated certificate of incorporation and by-laws of the Company, to convene a special meeting of its Shareholders as promptly as practicable to consider and vote upon the Merger (the "Shareholders Meeting"). The Company shall use all reasonable efforts to solicit from Shareholders proxies in favor of the adoption and approval of this Agreement.

                  6.9 No Inconsistent Activities. The Company shall not, without Parent's prior consent, terminate, make any changes in, or waive any rights under any contract, agreement, arrangement or understanding to which it is a party, to the extent such contract, agreement, arrangement or understanding governs (i) the conduct of another party with respect to purchases of shares or the making of proposals for a business combination with the Company or (ii) the right of another party to make use of information relating to the Company that is not publicly available. The Company shall, unless otherwise agreed upon by Parent, use all reasonable efforts to enforce the terms of any such contract, agreement, arrangement or understanding.

                  6.10 Tax-Free Reorganization Treatment. None of Parent, the Purchaser, the Company or any of their respective affiliates shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free reorganization within the meaning of Section 368(a)(2)(E) of the Code.

                  6.11 Securityholder Claims. The Company shall not settle or compromise any claim brought by any present, former or purported holder of any securities of the Company in connection with the Merger prior to the Effective Time, without the prior written consent of Parent.

                  6.12 Escrow Agreement. On or before the Effective Date, Parent and the Company, on behalf of the Shareholders, shall establish an Escrow Account pursuant to Section 3.1(e) and shall execute, and shall use their best efforts to cause a mutually agreed-upon independent escrow agent to execute, an Escrow Agreement.

                  6.13 Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the Shareholders, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

                  6.14 Directors' and Officers' Indemnification and Insurance.
(a) The certificate of incorporation of the Surviving Corporation shall contain provisions for the indemnification of directors and officers of the Company no less favorable than the provisions set forth in the certificate of incorporation of the Company, and Parent and the Purchaser covenant and agree that, for the benefit of the Company's directors and officers in office prior to the Effective Time, such provisions shall remain continuously in effect for a period of at least six (6) years following the Effective Time.

                  (b) Parent and the Surviving Corporation shall use their reasonable best efforts to cause to be maintained in effect for one (1) year from the Effective Time the Company's current policies of directors' and officers' liability insurance to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance"), if, or to the extent that, the premium therefor would not be in excess of the current annual premium paid by the Company, which current annual premium the Company represents and warrants to be not more than $6,000.

                  6.15 Tax-Free Merger Covenants. (a) Parent and the Purchaser jointly and severally represent, warrant, covenant and agree to the representations, undertakings, terms and conditions set forth in Exhibit 6.15(a) hereto. Parent and the Purchaser acknowledge and agree that Simpson Thacher & Bartlett shall be entitled to rely upon such representations, undertakings, terms and conditions set forth in Exhibit 6.15(a) hereto for purposes of rendering the opinion referenced in Section 9.3(d)(v) hereof and that Parent and the Purchaser will provide to such counsel a representation letter as of the Effective Time which reaffirms the matters set forth in Exhibit 6.15(a) hereto.

                  (b) The Company represents, warrants, covenants and agrees to the representations, undertakings, terms and conditions set forth in Exhibit 6.15(b) hereto. The Company acknowledges and agrees that Simpson Thacher & Bartlett shall be entitled to rely upon such representations, undertakings, terms and conditions set forth in Exhibit 6.15(b) hereto for purposes of rendering the opinion referenced in Section 9.3(d)(v) hereof and that the Company will provide to such counsel a representation letter as of the Effective Time which reaffirms the matters set forth in Exhibit 6.15(b) hereto.

                  6.16 Shareholder Expenses. Prior to the Closing, the Company shall pay all Shareholder Expenses, a liability for which shall be reflected on the Initial Balance Sheet delivered pursuant to Section 2.1 hereof.

                  6.17 Key Management Bonus Pool. Parent and the Purchaser each hereby agrees and confirms that, to the extent not paid on or prior to the Effective Time and not subject to any legal defenses, accruals under the Company's key management bonus pool with respect to fiscal 1996 will constitute obligations of the Surviving Corporation to the extent of, but only to the extent of, such accruals and be paid in a manner consistent with the Company's past practices.

                  6.18 ERISA Matters. With respect to each Plan specified on
Schedule 4.15(A) hereto, the Company shall take all appropriate actions so that the Payment Benefit (as such term is defined on Schedule 4.15(A) hereto) with respect to such Plan is terminated effective January 1, 1998, including, but not limited to, the dissemination of notices of termination of the Payment Benefit with respect thereto to each Plan participant within twenty (20) business days of the date of this Agreement.

                  6.19 Environmental Matters. During the period from the date hereof to the Effective Time, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, initiate any communications or enter into or make any agreement, understanding or commitment, orally or in writing, with any governmental agency or representative thereof (collectively, "Environmental Authorities") concerning any matter, including without limitation pending matters or matters referred to in the EMC Report or the Chazen Letter, relating to the Company's or any of its Subsidiaries' compliance with or liability under any Environmental Law (or permit any agent or other representative of the Company or any of its Subsidiaries to so initiate, enter into or make any such agreement, understanding or commitment). During such period, the Company shall apprise representatives of Parent (as designated by Parent to the Company) promptly with respect to all communications (written or oral) received from any Environmental Authority and consult with such representatives prior to responding to inquiries or proposals other than of a ministerial nature. Notwithstanding the foregoing, the Company, through Chazen, without identifying the Company or any of its facilities, shall be permitted to verify, in the ordinary course, the need to obtain any of the permits listed in Section 4.2.5 of the Chazen Letter, and if so verified, to prepare applications for such permits for submission to the appropriate Environmental Authorities; provided that Parent's representatives shall be apprised and consulted throughout the entire permitting process and no applications for such permits shall be filed without Parent's prior written consent.

                  7.       Indemnification.

                  7.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in Section 4 of this Agreement or in any certificate or agreement delivered pursuant to this Agreement shall survive the Closing and shall continue in effect from the Closing Date to the earlier of the date (i) eighteen (18) months following the Closing Date or (ii) at the completion of the first full audit cycle for the year commencing on January 1, 1997 during which the Company has been consolidated with Parent and its Subsidiaries, notwithstanding any investigation or access to information by or on behalf of any party.

                  7.2 Indemnification by the Shareholders. (a) The Shareholders shall severally to the extent of their respective percentage interests in the Escrow Account, and in accordance with the procedures set forth in the Escrow Agreement, be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless Parent, its subsidiaries and affiliates (including the Surviving Corporation), and their respective employees, representatives, officers, directors, and agents from and against any losses, claims, liabilities (whether or not arising out of third-party claims), damages, expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses) or obligations (collectively, "Losses") in any way related to, attributed to, resulting from, caused by, based upon or arising out of (i) any inaccuracy of, misrepresentation relating to, breach of, or failure to fulfill any covenant, agreement, representation or warranty contained in this Agreement or in any certificate or agreement delivered or entered into pursuant to this Agreement on the part of the Company or any Subsidiary or (ii), with respect to each Plan specified on Schedule 4.15(A) hereto, the alteration, termination or modification of such Plan or any failure by the Company to (x) establish and administer such Plan in compliance with any applicable provisions of ERISA, the Code and other applicable laws, rules and regulations or (y) make any required filings with respect thereto, including, but not limited to, the filing of a Form 5500.

                  7.3 Procedures for and Limitations on Indemnification. (a) As provided in Section 3.1(e) hereof, the Escrow Account shall be the exclusive means of payment of any obligation of the Shareholders arising under this
Section 7. Any such payment shall be made in accordance with the terms of the Escrow Agreement. As provided in Section 4 of the Escrow Agreement, Parent shall give the Shareholder Representative written notice of any claim for indemnification or payment pursuant to this Section 7, which notice shall include a calculation of the amount of the requested indemnity or other payment and shall furnish to the Shareholder Representative copies of all books, records and other information reasonably requested by the Shareholder Representative to the extent necessary to substantiate such claim and verify the amount thereof. Any dispute with respect to an indemnification claim made by Parent shall be handled as provided for in Section 4 of the Escrow Agreement. For purposes of this Agreement, the Shareholder Representative shall mean Jack F. Myers, or such replacement or successor as shall be designated by Shareholders owning an aggregate of two-thirds or more of the Company Common Stock.

                  (b) No indemnification amount shall be payable hereunder unless and until the aggregate indemnification liability of the Shareholders hereunder or under the Escrow Agreement shall exceed $130,000, and after exceeding such amount, such indemnification liability shall not include such $130,000.

                  (c) All Escrow Shares distributed to Parent from the Escrow Account shall be deemed distributed pro rata by the Shareholders in accordance with each such Shareholder's respective percentage interest in the Escrow Account, which interests will be set forth in Schedule A to the Escrow Agreement, as executed.

                  7.4 Exclusive Remedy. The rights of Parent, the Purchaser and the other indemnified parties (the "Indemnified Parties") set forth in this
Section 7 are the exclusive remedy and in lieu of any and all other rights and remedies with respect to Losses arising out of the matters specified in Section
7.2 (other than an action for fraud), and such Losses shall be satisfied solely from the Escrow Account in accordance with the provisions of this Section 7 and the provisions of the Escrow Agreement, and Parent and the Purchaser agree that none of the Indemnified Parties shall have any recourse for the payment of any Losses of any kind whatsoever arising under Section 7.2 against the past, present or future stockholders, directors, officers and employees of the Company, nor shall any of such persons be personally liable for any such Losses (other than an action for fraud), it being expressly understood that the sole remedy of the Indemnified Parties shall be against the Escrow Account in accordance with the Escrow Agreement.


                  8.       Additional Agreements.

                  8.1 Expenses. Except as provided otherwise in Section 6.3 or in any agreement entered into pursuant hereto, whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including attorneys', accountants' and other advisors' fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated hereby.

                  9. Conditions to the Merger.

                  9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the following conditions:

                  (a) This Agreement and the Merger shall have been approved and adopted by the holders of two-thirds of the outstanding shares of Company Common Stock as required by the restated certificate of incorporation of the Company and applicable law.

                  (b) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

                  (c) No order, statute, rule, regulation, executive order, stay, decree, judgment, or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger or any other material transaction contemplated by this Agreement.

                  (d) All approvals of third parties required for the consummation of the Merger shall have been obtained and such approvals shall be effective and shall not have been suspended, revoked or stayed by action of any governmental authority.

                  (e) The Form S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

                  9.2 Conditions to the Obligation of Parent and the Purchaser to Effect the Merger. The obligation of Parent and the Purchaser to effect the Merger shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by Parent and the Purchaser:

                  (a) The Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time.

                  (b) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time (except to the extent that any representation and warranty is made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of such date).

                  (c) There shall not have occurred after the date hereof any event resulting in a Material Adverse Effect.

                  (d) The Company shall have furnished such certificates of its officers to evidence compliance with the conditions of the Company set forth in this Section 9.2 as may be reasonably requested by Parent and the Purchaser.

                  (e) The Company shall have delivered to Parent an opinion, dated the Closing Date, satisfactory to counsel for Parent, of Finn Dixon & Herling LLP, counsel to the Company, to the effect that:

                               (i) The Company is a corporation duly
                  incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.

                              (ii) The Company has requisite corporate power and
                  authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by the Company's Board of Directors and no other corporate action or proceeding on the part of the Company is necessary for the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, except for obtaining the requisite approval of the Company's Shareholders. This Agreement has been duly and validly executed and delivered by the Company and is a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                             (iii) Although such counsel has not independently
                  verified the correctness, accuracy, completeness or fairness of the statements made or included in the Prospectus/Proxy Statement, such counsel has participated in conferences and discussions with representatives of the Company and its Subsidiaries in the course of preparation by the Company and its Subsidiaries of the Prospectus/Proxy Statement at which the contents of the Prospectus/Proxy Statement were discussed, and although such counsel does not pass upon or assume any responsibility for the correctness, accuracy, completeness or fairness of such statements, on the basis of the foregoing, no facts have come to such counsel's attention which give such counsel reason to believe that the Prospectus/Proxy Statement (except as to the financial data contained therein, and except as to information concerning Parent or the Purchaser, as to which such counsel does not express any belief) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (f) Parent shall have received the agreements referred to in
Section 6.13.

                  9.3 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Company:

                  (a) The Purchaser and Parent shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by them at or prior to the Effective Time.

                  (b) The representations and warranties of the Purchaser and Parent contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time (except to the extent that any representation and warranty is made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of such date).

                  (c) The Purchaser and Parent shall have furnished such certificates of their officers to evidence compliance with the conditions of the Company set forth in this Section 9.3 as may be reasonably requested by the Company.

                  (d) Parent shall have delivered to the Company an opinion, dated the Closing Date, satisfactory to counsel for the Company, of Richard W. Davies, General Counsel of Parent, or Simpson Thacher & Bartlett, counsel to Parent and the Purchaser, to the effect that:

                               (i) Each of Parent and the Purchaser is a
                  corporation duly organized, validly existing and in good standing under the laws of the States of Connecticut and New York, respectively.

                              (ii) Each of Parent and the Purchaser has all
                  requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each of Parent and the Purchaser, and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by each of Parent's and the Purchaser's Board of Directors and no other corporate action or proceeding on the part of either Parent or the Purchaser is necessary for the execution, delivery and performance of this Agreement by Parent and the Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and the Purchaser and is a valid and legally binding obligation of each of Parent and the Purchaser, enforceable against each of them in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                             (iii) Upon the filing of a certificate of merger
                  with the Department of State of the State of New York, the Merger will be effective in accordance with this Agreement and the New York BCL.

                              (iv) The shares of Class B Common Stock which will
                  be transferred in accordance with this Agreement have been duly authorized and validly issued, have been listed on the New York Stock Exchange and, when transferred to the Shareholders, will be fully paid and nonassessable.

                               (v) The Merger will be treated for federal income
                  tax purposes as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

         provided, that the opinion set forth in clause (v) above shall not be a condition to Closing if either (i) the sum of the amount of cash required to be paid by Parent or the Purchaser to Dissenting Shares and pursuant to Sections 2.2(v)(B) and 3.1(f) of this Agreement (after giving effect to the first proviso in Section 2.2(v)(B)) exceeds ten percent (10%) of the aggregate consideration to be paid by Parent or the Purchaser to the Shareholders pursuant to this Agreement, (ii) Simpson Thacher & Bartlett does not receive, at the time of the Closing, representation letters in the form of Exhibit 9.3(d) from Shareholders listed on Schedule 9.3(d) who, in the aggregate, own on
         (x) the date of this Agreement and (y) the Closing Date at least fifty percent of the issued and outstanding shares of Company Common Stock or
         (iii) Simpson Thacher & Bartlett does not receive, at the time of the Closing, the Company representation letter in the form of Exhibit 6.15(b).

                  (e) Following a vote of the Shareholders approving the Merger at the Shareholders Meeting and prior to the Effective Time, there shall not have occurred a material adverse change in or effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Parent and its Subsidiaries taken as a whole.

                  10.      Termination, Amendment and Waiver.

                  10.1 Termination. This Agreement may be terminated, by written notice promptly given to the other parties hereto, at any time prior to the Effective Time, whether prior to or after approval by the Shareholders:

                  (a) By mutual written consent of the Boards of Directors of Parent and the Company; or

                  (b) By either Parent or the Company, if a court of competent jurisdiction or any governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (c) By Parent, if the Effective Time shall not have occurred on or before March 15, 1997, unless the absence of such occurrence shall be due to the failure of the Purchaser or Parent (or their Subsidiaries or affiliates) to perform in all material respects each of their respective material obligations under this Agreement required to be performed by it at or prior to the Effective Time; or

                  (d) By the Company, if the Effective Time shall not have occurred on or before March 15, 1997, unless the absence of such occurrence shall be due to the failure of the Company to perform in all material respects its material obligations under this Agreement required to be performed by it at or prior to the Effective Time; or

                  (e) By Parent, if at the Shareholders Meeting, including any adjournment thereof, the holders of two-thirds of the outstanding shares of Company Common Stock do not approve this Agreement and the Merger, as required by the restated certificate of incorporation of the Company and applicable law; or

                  (f) By Parent, if the Company shall have (i) withdrawn, modified or amended in any material respect its approval or recommendation of this Agreement, the Merger or the transactions contemplated herein as set forth in Section 3.4 of this Agreement, (ii) failed to include such recommendation in the Proxy Statement, or (iii) taken any public position inconsistent with such recommendation, including, without limitation, having failed (without the consent of Parent) to after a reasonable period of time reject or disapprove any Acquisition Proposal other than the Merger (or after a reasonable period of time recommend to its Shareholders such rejection or disapproval); or

                  (g) By Parent, in the event of a material breach by the Company of any representation, warranty or agreement contained herein which has not been cured or is not curable by the earlier of the Closing Date or the thirtieth day after written notice of such breach was given to the Company; or

                  (h) By the Company, if the Company executes or has executed a definitive agreement for an Acquisition Proposal which its Board of Directors determines, in the exercise of its fiduciary duties under applicable law as advised by outside counsel, contains terms that are more favorable to the Company's security holders, taken as a whole, than the transactions contemplated by this Agreement and the Alternative Transaction Fee plus all of the Transaction Expenses have been paid or are paid concurrently therewith; or

                  (i) By the Company, in the event of a material breach by Parent or the Purchaser of any representation, warranty or agreement contained herein which has not been cured or is not curable by the earlier of the Closing Date or the thirtieth day after written notice of such breach was given to Parent; or

                  (j) By the Company, pursuant to the terms of, and subject to the limitations of, Section 3.1(a) of this Agreement; or

                  (k) By Parent, if the Alternative Transaction Fee plus the Transaction Expenses have become payable; or

                  (l) By the Company, if the Transaction Expenses have become payable pursuant to Section 6.3(b) and have been paid in full.

                  10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of Parent, the Purchaser or the Company, except as set forth in this Section 10.2 and in Sections 6.3, 8.1 and 11.1 hereof; provided, that the foregoing shall not relieve any party for liability for damages actually incurred as a result of any breach of this Agreement (whether willful or not); and provided, further, that the Confidentiality Agreement shall continue in full force and effect. Notwithstanding anything in this Agreement to the contrary, it is agreed that the payment in full of the Alternative Transaction Fee and/or Transaction Expenses, as the case may be, to Parent, in the event such amounts become payable pursuant to Section 6.2 or 6.3, shall constitute Parent's and the Purchaser's exclusive remedy with respect to asserted damages based on lost profits or gain or otherwise relating to their expectations as to what would have happened if the Merger had been consummated.

                  10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after adoption of this Agreement and the Merger by the Shareholders, no amendment may be made which reduces the Merger Consideration or changes the form thereof without the further approval of the Shareholders affected thereby.

                  10.4 Waiver. At any time prior to the Effective Time, whether before or after the Shareholders Meeting, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                  11.      General Provisions.

                  11.1 Public Statements. Each of the parties hereto promptly shall advise, consult and cooperate with the other parties hereto prior to issuing, or permitting any of its Subsidiaries, directors, officers, employees, agents, representatives or advisors to issue, any press release or otherwise making any statements to the press or any third party with respect to this Agreement or the transactions contemplated hereby, and shall not issue any press release or make any such statements prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

                  11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered mail, cable, telegram, or overnight courier service to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                  (a)  if to Parent or the Purchaser:

                           Hubbell Incorporated
                           584 Derby Milford Road
                           Orange, Connecticut  06477
                           Attention:  Richard W. Davies, Esq.

                  with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attention:  Joel S. Hoffman, Esq.

                  (b)  if to the Company:

                           Fargo Mfg. Company, Inc.
                           130 Salt Point Road
                           Poughkeepsie, New York  12603
                           Attention:  Richard C. Raible,
                             President and Chief Executive Officer

                  with a copy to:

                           Finn Dixon & Herling LLP
                           One Landmark Square
                           Stamford, Connecticut  06901
                           Attention:  Edmund M. Remondino, Esq.


                  11.3 Interpretation. When a reference is made in this Agreement to Subsidiaries of Parent, the Purchaser, or the Company or any other entity, the word "Subsidiaries" means any corporation more than 50 percent of whose outstanding securities which ordinarily vote for the election of directors, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by Parent or the Company or such other entity, as the case may be. When a reference is made in this Agreement to affiliates of Parent or the Company or any other entity, the word "affiliates" shall have the meaning provided in Rule 12b-2 promulgated by the SEC under the

Exchange Act. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


                  11.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (i) together with the Confidentiality Agreement and the Escrow Agreement, constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof; (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (iii) may not be assigned, except that Parent or the Purchaser may assign its rights hereunder in whole or in part to one or more direct or indirect Subsidiaries or affiliates of Parent which, in written instruments reasonably satisfactory to the Company, shall agree to collectively assume all of such party's obligations hereunder and be bound by all of the terms and conditions of this Agreement; provided, that such assignment shall not relieve Parent or the Purchaser of any obligation hereunder.

                  11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  11.6 Counterparts. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

                  11.7 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  11.8 Construction. As used in this Agreement, the phrases "to the knowledge of the Company", "to the Company's knowledge" and like phrases mean and refer to the actual knowledge that the (A) President and Chief Executive Officer, (B) Vice President, Sales and Marketing, (C) Vice President, Finance and Treasurer, (D) Director of Engineering and (E) Director of Manufacturing of the Company would have after conducting a due inquiry into the subject matter in question.

                  IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.


                                                   HUBBELL INCORPORATED


                                                   By: /s/ James K. Braun
                                                       -------------------------
                                                       Title: Vice President


                                                   FMC ACQUISITION CORPORATION


                                                   By: /s/ James K. Braun
                                                       -------------------------
                                                       Title: Vice President


                                                   FARGO MFG. COMPANY, INC.


                                                   By: /s/ Richard C. Raible
                                                       -------------------------
                                                       Title: President

                                                                       EXHIBIT A
                                                 TO AGREEMENT AND PLAN OF MERGER


                                ESCROW AGREEMENT


Escrow Agreement (the "Escrow Agreement") dated as of [ ], 1996 among HUBBELL INCORPORATED, a Connecticut corporation ("Hubbell"), FARGO MFG. COMPANY, INC., a New York corporation ("Fargo"), Jack F. Myers in his capacity as the person selected by the Company as the representative (the "Shareholder Representative") of the former holders of the Common Stock of Fargo (the "Shareholders") and The Chase Manhattan Bank, as escrow agent (the "Escrow Agent").


(a) Introduction. This is the Escrow Agreement referred to in the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 13, 1996 among Hubbell, FMC Acquisition Corporation, a New York corporation and a wholly owned subsidiary of Hubbell, and Fargo, providing for the acquisition of Fargo by Hubbell and related transactions (the "Merger"). All capitalized terms used herein without definition have the meanings specified in the Merger Agreement.


(b) Appointment of Escrow Agent. Hubbell and the Shareholder Representative do hereby appoint and designate the Escrow Agent as escrow agent for the purposes set forth herein, and the Escrow Agent does hereby accept such appointment under the terms and conditions set forth herein.


(c) Establishment of Escrow Account. (a) As promptly as practicable after the execution of this Escrow Agreement, Fargo shall deliver to the Escrow Agent an accurate list of the names and mailing addresses of all of the holders of record of Common Stock, without par value, of Fargo (the "Fargo Common Stock"), immediately prior to the Closing of the Merger and the number of shares of Fargo Common Stock held by each Shareholder. Each person or entity on such list shall be deemed an "Escrow Participant." Each Escrow Participant shall have an interest in the Escrow Account proportional to his or her percentage ownership interest in shares of Fargo Common Stock immediately prior to the Closing (hereinafter referred to individually as an "Interest" and collectively as the "Interests"), which Interests shall be set forth on Schedule A hereto and made a part hereof. The Escrow Agent shall be entitled to rely upon such list as most recently updated in making any distributions to Escrow Participants hereunder. Dissenting Shares shall be excluded for all purposes hereunder.

(b)Upon execution of this Escrow Agreement, Hubbell shall deposit with the Escrow Agent a certificate representing the number of whole shares (after rounding up to the nearest share in the case of fractional shares) of Class B Common Stock, par value $0.01 per share, of Hubbell (the "Class B Common Stock"), registered in the name of the Escrow Agent as escrow agent hereunder, equal to ten percent (10%) of the number of whole shares of Class B Common Stock to be issued pursuant to the Merger Agreement (the "Escrow Account"). The Escrow Account shall be used solely at the option of Hubbell to (i) reimburse Hubbell to the extent that the Estimated Net Worth Amount used in determining the Merger Consideration exceeds the Final Closing Net Worth Amount and (ii) satisfy any indemnification obligations to Hubbell set forth in Section 7 of the Merger Agreement.

(c)The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Account pursuant to the terms and conditions hereof.


(d) Disbursements from the Escrow Account. (1) In the event that the Estimated Net Worth Amount exceeds the Final Closing Net Worth Amount (as such amounts are determined pursuant to Section 2.2 of the Merger Agreement and subject to the dispute resolution procedures set forth therein), Hubbell may submit to the Escrow Agent (i) a certificate signed by a duly authorized officer of Hubbell stating that the Estimated Net Worth Amount exceeded the Final Closing Net Worth Amount (as finally determined pursuant to Section 2.2 of the Merger Agreement) and specifying the amount of such excess (the "Excess Net Worth Amount") and
(ii) written instructions to the Escrow Agent signed by a duly authorized officer requesting that such Excess Net Worth Amount be paid to Hubbell from shares of Class B Common Stock on deposit in the Escrow Account. The Escrow Agent shall deliver such Excess Net Worth Amount, in accordance with Section 4(d) hereof, not later than the second business day following receipt of such written instructions. Hubbell shall send copies of the foregoing documents to the Shareholder Representative concurrently with the delivery thereof to the Escrow Agent.

(2) In the event that Hubbell suffers any loss, claim, damage or liability for which it is entitled to be indemnified pursuant to Section 7 of the Merger Agreement (each, a "Claim"), Hubbell may submit to the Escrow Agent and the Shareholder Representative (i) a certificate signed by a duly authorized officer of Hubbell (A) stating that Hubbell has a Claim and specifying the section or sections of the Merger Agreement which are the subject of the Claim and (B) specifying in reasonable detail, with reasonable supporting documentation, the components of such Claim, including a calculation of the amount of the requested indemnity or other payment and (ii) written instructions to the Escrow Agent signed by a duly authorized officer of Hubbell setting forth the amount (the "Escrow Payment") to be paid to Hubbell from the Escrow Account based upon the information set forth in such certificate. Hubbell shall furnish the Shareholder Representative with copies of all books, records and other information reasonably requested by the Shareholder Representative to the extent necessary (or reasonably appropriate) to substantiate such Claim. If, within thirty (30) days (the "Objection Period") of delivery of the certificate pursuant to clause
(i) above and the instructions pursuant to clause (ii) above, the Shareholder Representative does not object thereto in a writing (the "Objection Notice") delivered to the Escrow Agent and Hubbell, then the Escrow Agent shall act in accordance with such instructions and Section 4(d) hereof. If during the Objection Period, the Shareholder Representative delivers to the Escrow Agent and Hubbell an Objection Notice, signed by the Shareholder Representative, specifying in reasonable detail the Shareholder Representative's objection to such certificate and the portion of the Escrow Payment to which the Shareholder Representative objects, then the Escrow Agent shall pay to Hubbell only such portion of the Escrow Payment as is not specifically objected to in such Objection Notice. The Shareholder Representative and Hubbell shall negotiate in good faith to determine whether, and to what extent, Hubbell is entitled to the disputed portion of the Escrow Payment. To the extent such agreement is reached, Hubbell and the Shareholder Representative shall within two (2) business days thereof set forth the determination regarding the remainder of the Escrow Payment, if any, to be paid to Hubbell in written instructions to the Escrow Agent signed by a duly authorized officer of Hubbell and by the Shareholder Representative, and the Escrow Agent shall deliver shares of Class B Common Stock representing such amount to Hubbell in accordance with
Section 4(d). If within thirty (30) days of delivery of the Objection Notice the Shareholder Representative and Hubbell have not reached agreement as to such matter, such matter shall be determined by a competent disinterested person acting as arbitrator, to be selected by mutual agreement of the Shareholder Representative and Hubbell within ten (10) days after such 30-day period. The determination of such arbitrator shall be binding and final for all purposes on Hubbell and the Shareholders and may be enforced as such by any court of competent jurisdiction. If Hubbell and the Shareholder Representative fail to agree on the selection of an arbitrator during such period, then each of Hubbell and the Shareholder Representative shall designate a competent disinterested person to act as arbitrator within ten (10) days after such 10-day period. Within thirty (30) days of their appointment, each of the two arbitrators shall submit to Hubbell and the Shareholder Representative a written report setting forth its determination and the factors utilized in making such determination. If the two arbitrators agree as to whether and to what extent Hubbell is entitled to be indemnified pursuant to Section 7 of the Merger Agreement for such Claim, such determination shall be binding and final for all purposes on Hubbell and the Shareholders and may be enforced as such by any court of competent jurisdiction. If the two arbitrators do not agree as to whether and to what extent Hubbell is entitled to be indemnified for such Claim, a third arbitrator shall be selected by the two arbitrators within five (5) days thereof, and within ten (10) days of such arbitrator's selection such arbitrator shall select one of the determinations of the two arbitrators as the most accurate, and the determination so selected shall be binding and final for all purposes on Hubbell and the Shareholders and may be enforced as such by any court of competent jurisdiction. Within two business days of a binding determination made by the first arbitrator, by the two arbitrators or by the third arbitrator, as the case may be, Hubbell and the Shareholder Representative shall set forth the determination regarding the remainder of the Escrow Payment, if any, to be paid to Hubbell in written instructions to the Escrow Agent signed by a duly authorized officer of Hubbell and by the Shareholder Representative, and the Escrow Agent shall deliver shares of Class B Common Stock representing such amount to Hubbell in accordance with Section 4(d). The costs incurred in retaining the arbitrator selected by mutual agreement of the parties and the third arbitrator shall be borne one-half by Hubbell and one-half by the Shareholder Representative on behalf of the Shareholders. The costs incurred in retaining the arbitrator (x) selected by Hubbell shall be borne by Hubbell and
(y) selected by the Shareholder Representative shall be borne by the Shareholder Representative on behalf of the Shareholders.

(3)The Escrow Agent shall deliver the Escrow Payment, or any portion thereof, as instructed, not later than (i) the second business day following receipt of written instructions signed by a duly authorized officer of Hubbell and by the Shareholder Representative or (ii) the second business day following the last day of an Objection Period in the event that the Shareholder

Representative does not deliver an Objection Notice during such period in response to any certificate and instructions delivered to the Escrow Agent.

(4) Any payment of the Excess Net Worth Amount or of any Claim made by the Escrow Agent pursuant to this Section 4 shall be paid in shares of Class B Common Stock deposited in the Escrow Account, such number of shares to be equal to the quotient (rounded up to the nearest whole share) of (i) the amount of the payment to be made by the Escrow Agent divided by (ii) the Average Price. The Escrow Agent shall effect such payment by surrendering the certificate for such shares to Hubbell's transfer agent (ChaseMellon Shareholder Services, L.L.C.) for cancellation upon receipt by the Escrow Agent of a copy of a letter from Hubbell to Hubbell's transfer agent, instructing such transfer agent to issue a new certificate to the Escrow Agent for the shares of Class B Common Stock remaining in the Escrow Account. In surrendering the shares to the transfer agent, the Escrow Agent shall instruct the transfer agent to issue a certificate for the number of shares of Class B Common Stock equal to the Excess Net Worth Amount or the Claim, as the case may be, to Hubbell. Upon delivery by the Escrow Agent of shares of Class B Common Stock and such instructions to the transfer agent, the Escrow Agent shall have no further obligations with respect to the application of such shares of Class B Common Stock by the recipient thereof. All shares of Class B Common Stock distributed from the Escrow Account shall be deemed to be distributed pro rata by the Escrow Participants in accordance with each Escrow Participant's Interest. If the amount of the Excess Net Worth Amount or any Claim exceeds the aggregate value of the shares of Class B Common Stock then on deposit with the Escrow Agent, the Escrow Agent shall have no liability or responsibility for any deficiency.

(5)In the event that either Hubbell or the Shareholder Representative fails to select an arbitrator as required in accordance with paragraph (b) of this
Section 4, or if the arbitrator selected by such party in accordance with such paragraph fails to comply with the provisions of such paragraph, then the determination made by the arbitrator selected by the other party shall be binding and final for all purposes on Hubbell and the Shareholders and may be enforced as such by any court of competent jurisdiction in respect of the matter to be arbitrated under such paragraph.

(6)Nothing contained herein shall be deemed to obligate the Escrow Agent to pay or transfer any shares of Class B Common Stock hereunder unless the same shall have been received by the Escrow Agent pursuant to the provisions of this Escrow Agreement.

(g)With respect to any Claim for which Hubbell requests indemnity or other payment pursuant to Section 4(b) above, where such Claim is one arising out of a third-party claim, the Shareholder Representative will have the right to assume the defense of such third-party claim. To the extent that the Shareholder Representative elects not to assume the defense of such third-party claim, the Shareholder Representative will have the right to participate in or consent to any settlement of such third-party claim which would result in an Escrow Payment to Hubbell. Any and all costs or expenses (including, but not limited to, reasonable costs of investigation, court costs, and attorneys' fees and disbursements) incurred in such defense, participation, or consent shall be borne by the Shareholder Representative on behalf of the Shareholders.

(e) Termination of the Escrow Account. Upon the earlier of (i) eighteen (18) months from the Closing Date or (ii) at the completion of the first full audit cycle for the year commencing on January 1, 1997 during which the Company has been consolidated with Hubbell and its subsidiaries (each a "Termination Date"), the Escrow Agent shall disburse all shares of Class B Common Stock then in the Escrow Account to the Escrow Participants based upon each Escrow Participant's Interest; provided, however, that if the dispute resolution process for determination of the Final Closing Net Worth Amount is still continuing or if there are any outstanding or unsatisfied Claims against the Escrow Account as to which the Escrow Agent has received notice pursuant to Section 4 hereof on or prior to the Termination Date, this Escrow Agreement shall continue in full force and effect until the resolution of the Final Closing Net Worth Amount or all such Claims, as the case may be, and a number of shares of Class B Common Stock (rounded up to the nearest whole share) equal in value (with each such share valued at the Average Price) to satisfy the Excess Net Worth Amount or any outstanding or unsatisfied Claims against the Escrow Account, as the case may be, shall be retained in the Escrow Account until the Excess Net Worth Amount or such Claims have been satisfied and discharged, and any unused amount remaining after such satisfaction and discharge shall be promptly paid to the Escrow Participants].


(f) Dividends; Voting Rights. (a)Any distributions or dividends ("Dividends") payable with respect to the Class B Common Stock held in the Escrow Account shall not be deemed to be part of the Escrow Account and shall be distributed on the dividend payment date therefor or as soon as practical thereafter by the Escrow Agent directly to the Escrow Participants in accordance with each such Escrow Participant's Interest. Dividends shall not be made a part of the Escrow Account, shall not be deemed to be part of the Escrow Account and shall not be available hereunder for the payment of the Excess Net Worth Amount or of any Claims made by Hubbell against the Escrow Account.

(b)The Escrow Participants shall retain all voting rights with respect to the shares of Class B Common Stock held in the Escrow Account for so long as any such shares are held by the Escrow Agent hereunder. Upon receipt of any notice, or other voting or proxy materials, from Hubbell with respect to the Class B Common Stock, the Escrow Agent shall promptly remit such materials to the Escrow Participants in order to allow such persons to exercise their respective voting rights hereunder based on the Interest owned by each such Escrow Participant. On any matter for which the Class B Common Stock has a vote, the Escrow Agent shall vote the shares of Class B Common Stock held by it as instructed by the Escrow Participants in accordance with their Interests. If any Escrow Participant fails to provide voting instructions to the Escrow Agent, then the Escrow Agent shall abstain from voting with respect to the shares of Class B Common Stock represented by the Interest held by such Escrow Participant.


(g) Escrow Agent Expenses. Hubbell and the Shareholder Representative (on behalf of the Shareholders) hereby agree that the Escrow Agent's fees as set forth on Schedule B attached hereto and made a part hereof shall be initially advanced by Hubbell to the Escrow Agent and subsequently reimbursed to Hubbell by the transfer to Hubbell by the Escrow Agent of a certificate representing that number of whole shares of Class B Common Stock equal in value (valued at the Average Price) to the amount of such fees. All expenses of the Escrow Agent, if any, apart from the fee set forth on Schedule B hereto, shall be recouped by the Escrow Agent as incurred from time to time through the sale at fair market value by the Escrow Agent of that number of whole shares of Class B Common Stock necessary to pay such expenses. Any shares of Class B Common Stock sold by the Escrow Agent to pay expenses shall be deemed to be sold pro rata by the Escrow Participants in accordance with each Escrow Participant's Interest. The Escrow Agent shall notify Hubbell and the Shareholder Representative of any sale of shares of Class B Common Stock pursuant to this Section 7, and such notice shall state the amount of the expenses recouped, the date of the sale and the number of shares of Class B Common Stock sold. The Escrow Agent shall have no duty to solicit any payments which may be due it under this Escrow Agreement.


(h) Tax Matters. For purposes of federal and other taxes based on income, the Escrow Participants will be treated as the owners of the Escrow Account in proportion to their respective Interests therein. The Escrow Agent shall report the income, if any, that is earned on, or derived from, the Escrow Account as income of the Escrow Participants in the taxable year or years in which such income is properly includible and shall prepare and distribute to the Escrow Participants Forms 1099 or equivalent tax reporting forms reflecting such income. The Shareholder Representative will provide the Escrow Agent with the Tax Identification Numbers (TIN) of the Escrow Participants as assigned by the Internal Revenue Service. All interest or other income earned under the Escrow Agreement shall be allocated and paid as provided herein and reported by the recipient Escrow Participant to the Internal Revenue Service as having been so allocated and paid.


(i) The Shareholder Representative. The Shareholder Representative shall mean Jack F. Myers, or such replacement or successor as shall be designated by Shareholders owning an aggregate of a majority of Fargo Common Stock. The Shareholder Representative shall be entitled to take the actions specified in this Escrow Agreement and the Merger Agreement without seeking the concurrence of any Shareholders, except that the voluntary acceptance of a Claim without any objection whatsoever thereto, which would result in the payment to Hubbell of shares of Class B Common Stock having a value (based on the Average Price) of $500,000 or more, shall require the prior concurrence (which may be by written consent without a meeting) of the holders of a majority of the Interests.


(j) The Escrow Agent. (1) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein.

(2)The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(3)The Escrow Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Escrow Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(4)In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

(5) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date upon which such resignation shall take effect, which date shall not be less than sixty (60) days prior to the date such notice is given and provided that such resignation shall not take effect until a successor Escrow Agent shall have been appointed jointly by Hubbell and the Shareholder Representative.

(6)This Escrow Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Escrow Agreement and shall not be deemed to have knowledge of nor responsibility under the terms of the Merger Agreement. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

(7)Hubbell and the Shareholder Representative (on behalf of the Shareholders) hereby agree, jointly and severally, to indemnify and hold harmless the Escrow Agent against any and all costs, losses, claims, damages, liabilities, expenses, including reasonable costs of investigation, court costs, and attorneys' fees and disbursements, which may be imposed upon the Escrow Agent in connection with its acceptance of appointment as Escrow Agent hereunder, including any litigation arising from this Agreement or involving the subject matter hereof, except in the case of the Escrow Agent's own willful default or gross negligence; 50% of any such amount shall be payable by Hubbell and 50% shall be payable by the Shareholder Representative on behalf of the Shareholders. Anything in this agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action; provided, however, that this sentence shall not apply in the case of gross negligence or bad faith on the part of the Escrow Agent in the performance of its duties as Escrow Agent.

(k)Interests. Interests will not be represented by any form of certificate or other instrument and will not be transferable or assignable, other than by will, the laws of intestacy or other operation of law.


(l)Assignment. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party without the prior consent of the other parties. This Escrow Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

(m)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and any action brought hereunder shall be brought in the courts of the State of New York, located in the County of New York. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of said courts.

(n)Amendment. This Agreement cannot be amended or modified except by a writing signed by Hubbell, the Shareholder Representative and the Escrow Agent.

(o)Notices. (1) All notices and other communications under this Escrow Agreement shall be in writing and shall be deemed to have been duly given or delivered when delivered in person, or sent by courier or other overnight delivery service, or when sent by telecopy (with receipt confirmed) provided that a copy is then mailed by registered or certified mail, return receipt requested, with first class postage prepaid; except that, with respect to the Escrow Agent, notices and other communications under this Escrow Agreement shall be deemed to have been duly given or delivered on the date received by the Escrow Agent:

(i)  If to Hubbell:

Hubbell Incorporated
584 Derby Milford Road
Orange, Connecticut  06477
Attention:  Richard W. Davies, Esq.

with a copy to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York  10017
Attention:  Joel S. Hoffman, Esq.

(ii)  If to the Shareholder Representative:

Jack F. Myers
16 Delano Drive
Rhinebeck, New York  12572

with a copy to:

Finn Dixon & Herling LLP
One Landmark Square
Stamford, Connecticut  06901
Attention:  Edmund M. Remondino, Esq.

(iii)  If to the Escrow Agent:

The Chase Manhattan Bank
Corporate Trust Group
450 West 33rd Street
New York, NY  10001
Attention:  Joe Morales Escrow Administration,
 15th Floor
212-946-7598 (Fax 212-946-8155/56)

(2)In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communications as the Escrow Agent deems advisable.

(p)Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.


(q) Termination. This Agreement shall terminate at the time that all shares of Class B Common Stock held by the Escrow Agent hereunder have been disbursed.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Escrow Agreement on the date first above written.



HUBBELL INCORPORATED


By:_________________




FARGO MFG. COMPANY, INC.


By:_________________



THE CHASE MANHATTAN BANK



By:_________________

                                                                      SCHEDULE A
                                                                    TO EXHIBIT A
                                                 TO AGREEMENT AND PLAN OF MERGER



                              Shareholder Interests
                              ---------------------


Shareholder                   Interests

                                                                      SCHEDULE B
                                                                    TO EXHIBIT A
                                                 TO AGREEMENT AND PLAN OF MERGER


                                Escrow Agent Fees


$10,000, such fee to be in full payment of the fees of the Escrow Agent for so long as this Escrow Agreement shall be in effect.

                                                                      SCHEDULE C
                                                                    TO EXHIBIT A
                                                 TO AGREEMENT AND PLAN OF MERGER




                     Telephone Number(s) for Call-Backs and
           Person(s) Designated to Confirm Funds Transfer Instructions




If to Hubbell:

                   Name                                    Telephone Number
                   ----                                    ----------------

1.       _________________________                     _________________________

2.       _________________________                     _________________________

3.       _________________________                     _________________________


If to Fargo:

1.       _________________________                     _________________________

2.       _________________________                     _________________________

3.       _________________________                     _________________________



If to Shareholder Representative:

1.       Jack F. Myers                                 _________________________



Telephone call-backs shall be made to each of Hubbell and Fargo or to Hubbell and the Shareholder Representative, as the case may be, if joint instructions are required pursuant to the Agreement.

                                                                       EXHIBIT B
                                                 TO AGREEMENT AND PLAN OF MERGER



                        FORM OF COMPANY AFFILIATE LETTER


Gentlemen:

                  The undersigned, a holder of shares of Common Stock, no par value ("Company Stock"), of Fargo Mfg. Company, Inc., a New York corporation (the "Company"), is entitled to receive in connection with the merger (the "Merger") of the Company with FMC Acquisition Corporation, a New York corporation, securities (the "Parent Securities") of Hubbell Incorporated ("Parent"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933 (the "Act"), although nothing contained herein should be construed as an admission of such fact.

                  If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Parent Securities received by the undersigned in exchange for any shares of Company Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

                  The undersigned hereby represents to and covenants with the Company that the undersigned will not sell, assign or transfer any of the Parent Securities received by the undersigned in exchange for shares of Company Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 144 (to the extent incorporated in Rule 145) or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

                  In the event of a sale or other disposition by the undersigned of Parent Securities pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Parent Securities sold as indicated in the letter.

                  The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Parent Securities received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Act.

                  The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Securities and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Merger.

                                             Very truly yours,

Dated:

                                                                         ANNEX I
                                                                    TO EXHIBIT B
                                                 TO AGREEMENT AND PLAN OF MERGER



[NAME]                                                                    [DATE]




On __________ the undersigned sold the securities ("Securities") of Hubbell Incorporated (the "Company") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of FMC Acquisition Corporation with and into Fargo Mfg. Company, Inc..

                  Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

                  The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                           Very truly yours,

              [Space to be provided for description of securities]

                                                                       EXHIBIT C
                                                 TO AGREEMENT AND PLAN OF MERGER

                         AFFIDAVIT OF LOSS AND INDEMNITY


STATE OF          )
                  )ss.:
COUNTY OF         )

                  I, [name of shareholder], residing at [address of shareholder] being duly sworn, depose and say:

                  1. Immediately prior to the effective time of the Merger (as defined in that Agreement and Plan of Merger dated as of November 13, 1996 (the "Merger Agreement"), among Hubbell Incorporated ("Hubbell"), FMC Acquisition Corporation and Fargo Mfg. Company, Inc. ("Fargo"), I was the holder of record and beneficial owner of ____ shares (the "Shares") of Common stock, no par value, of Fargo, represented by stock certificate number(s) _________ of Fargo (collectively, the "Certificate").

                  2. I have diligently searched for the Certificate but have been unable to find it. The Certificate was not endorsed for transfer, and I have not executed any stock power relating to the Certificate.

                  3. I have not sold, transferred or disposed of the Certificate or the Shares or any interest therein to any person or entity, except as a result of the Merger.

                  4. If I find the Certificate, I shall surrender it forthwith to the Exchange Agent (or Fargo), as appropriate, for cancellation.

                  5. I agree to indemnify and hold the Exchange Agent, Fargo, Hubbell and their respective successors or assigns harmless for any loss, damage or expense they or their successors or assigns may sustain arising from the issuance of certificates representing shares of Class B Common Stock of Hubbell to me pursuant to the Merger Agreement on reliance upon this affidavit, or from the delivery of the Certificate to any other person and I have attached a customary insurance policy for this purpose.


                                                          ______________________

Subscribed and sworn to before me this ____ day of _________, 1996.


______________________
Notary Public
My commission expires ___________
[Seal]

                                                                 EXHIBIT 6.15(a)
                                                 TO AGREEMENT AND PLAN OF MERGER




                        [Hubbell Incorporated Letterhead]






                                                 [ ], 1996


                           Re: Agreement and Plan of Merger dated as of November 13, 1996 by and between Hubbell Incorporated, FMC Acquisition Corporation and Fargo Mfg. Company, Inc.


Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York  10017

Ladies and Gentlemen:

               The following facts and representations are being furnished to you in connection with the preparation of your tax opinion to be provided in connection with the Merger. We understand that you will be relying on such facts and representations in delivering your opinion and that the delivery of such opinion is a condition precedent to the Merger. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of November 13, 1996, by and between Hubbell Incorporated ("Parent"), FMC Acquisition Corporation ("Merger Sub") and Fargo Mfg. Company, Inc., ("Company") (the "Merger Agreement").

               Assuming the Merger will be effected in accordance with the Merger Agreement, the following facts and representations are true and accurate as of the date hereof and you may assume that such facts and representations remain true and accurate as of the Effective Time unless we otherwise notify you in writing:

               (a) The fair market value of the Class B Common Stock and other consideration received by each holder of Company Common Stock will be approximately equal to the fair market value of the Company Common Stock surrendered in the Merger.

Simpson Thacher & Bartlett           -2-                              [ ], 1996


               (b) Following the Merger, Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Merger Sub's net assets and at least 70 percent of the fair market value of Merger Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Company or Merger Sub to dissenters, amounts paid by Company or Merger Sub to holders of Company Common Stock who receive cash or other property, amounts used by Company or Merger Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Company, will be included as assets of Company or Merger Sub, respectively, held immediately prior to the Merger.

               (c) Prior to the Merger, Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

               (d) Parent has no plan or intention to cause Company after the Merger to issue additional shares of its stock that would result in Parent losing control of Company within the meaning of Section 368(c) of the Code.

               (e) Parent has no plan or intention to reacquire any of the Class B Common Stock issued in the Merger.

               (f) Parent has no plan or intention to liquidate Company; to merge Company with or into another corporation; to sell or otherwise dispose of Company Common Stock except for transfers of Company Common Stock to corporations controlled by Parent; or to cause Company to sell or otherwise dispose of any of its assets or any of the assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

               (g) Merger Sub will have no liabilities assumed by Company, and will not transfer to Company any assets subject to liabilities, in the Merger.

               (h) Following the Merger, Company will continue its historic business or use a significant portion of its historic business assets in a business.

               (i) Parent, Merger Sub and Company will pay their respective expenses, if any, incurred in connection with the Merger.

               (j) There is no intercorporate indebtedness existing between Parent and Company or between Merger Sub and Company that was issued, acquired or has been settled at a discount.

               (k) Parent does not own, nor has it owned during the past five years, any Company Common Stock.

               (l) Neither Parent nor Merger Sub are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

Simpson Thacher & Bartlett             -3-                             [ ], 1996



               (m) The payment of cash in lieu of fractional shares of Class B Common Stock was not separately bargained for consideration, and its being made for the sole purpose of saving Parent the expense and inconvenience of issuing fractional shares. The fractional share interests of each holder of Company Common Stock will be aggregated, and no holder of Company Common Stock will receive cash in an amount greater than the value of one full share of Class B Common Stock.

               (n) None of the compensation received by any stockholder-employee of Company pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his/her Company Common Stock. None of the shares of Class B Common Stock received by any stockholder-employee of Company pursuant to the Merger is or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of Company pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. Parent acknowledges that your tax opinion may not accurately describe the effects of the Merger if any of the foregoing facts or representations are inaccurate.


                                                        Very truly yours,

                                                        Hubbell Incorporated


                                                        ____________________
                                                        By:
                                                        Title:

                                                                 EXHIBIT 6.15(b)
                                                 TO AGREEMENT AND PLAN OF MERGER




                         [Fargo Mfg. Company Letterhead]




                                                        [     ], 1996


                       Re:    Agreement and Plan of Merger
                              dated as of November 13, 1996 by and
                              between Hubbell Incorporated, FMC
                              Acquisition Corporation and Fargo Mfg.
                              Company, Inc.



Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York  10017

Ladies and Gentlemen:

               The following facts and representations are being furnished to you in connection with the preparation of your tax opinion to be provided in connection with the Merger. We understand that you will be relying on such facts and representations in delivering your opinion and that the delivery of such opinion is a condition precedent to the Merger. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of November 13, 1996, by and between Hubbell Incorporated ("Parent"), FMC Acquisition Corporation ("Merger Sub") and Fargo Mfg. Company, Inc., ("Company") (the "Merger Agreement").

               Assuming the Merger will be effected in accordance with the Merger Agreement, the following facts and representations are true and accurate as of the date hereof and you may assume that such facts and representations remain true and accurate as of the Effective Time unless we otherwise notify you in writing:

               1. The fair market value of the Class B Common Stock and other consideration received by each holder of Company Common Stock will be approximately equal to the fair market value of the Company Common Stock surrendered in the Merger.

               2. There is no plan or intention by the holders of Company Common Stock who own (either directly or through attribution) 1 percent or more of the Company Common Stock, and to the best of the knowledge of the management of Company, there

Simpson Thacher & Bartlett             -2-                            [  ], 1996



is no plan or intention on the part of the remaining holders of Company Common Stock to sell, exchange, or otherwise dispose of a number of shares of Class B Common Stock received in the Merger that would, in the aggregate, reduce the ownership of Class B Common Stock by the former holders of the Company Common Stock to a number of shares having a value, as of the Effective Time, of less than fifty percent (50%) of the value of all the formerly outstanding stock of Company as of the same date. For purposes of this representation, shares of Company Common Stock exchanged for cash or other property (including any amounts received pursuant to section 2.2(v)(B) of the Merger Agreement), surrendered by dissenters or exchanged for cash in lieu of fractional share interests of Class B Common Stock will be treated as outstanding Company Common Stock on the date of the Merger. Moreover, shares of Company Common Stock and Class B Common Stock held by holders of Company Common Stock and otherwise sold, redeemed or disposed of prior or subsequent to and as part of the overall plan of Merger will be considered in making this representation. Except as set forth in Exhibit A to this letter, to the best of the knowledge of the management of the Company, there are no holders of Company Common Stock who own 1 percent or more of the Company Common Stock on the date hereof.

               3. Following the Merger, Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Company to dissenters, amounts paid by Company to holders of Company Common Stock who receive cash or other property, amounts used by Company to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Company, will be included as assets of Company held immediately prior to the Merger.

               4. Company and the holders of Company Common Stock will pay their respective expenses, if any, incurred in connection with the Merger.

               5. There is no intercorporate indebtedness existing between Parent and Company or between Merger Sub and Company that was issued, acquired or has been settled at a discount.

               6. In the Merger, Company Common Stock representing control of Company (as defined in Section 368(c) of the Code) will be exchanged solely for voting stock of Parent. For purposes of this representation, Company Common Stock exchanged for cash or other property originating with Parent (including, but not limited to, amounts paid to dissenters, amounts paid in lieu of fractional share interests of Class B Common Stock and amounts paid pursuant to section 2.2(v)(B) of the Merger Agreement) will be treated as outstanding Company Common Stock at the time of the Merger.

Simpson Thacher & Bartlett               -3-                           [ ], 1996



               7. Company does not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Company that, if exercised or converted, would affect Parent's acquisition or retention of control of Company within the meaning of
Section 368(c) of the Code.

               8. Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

               9. The fair market value of the assets of the Company exceeds the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

               10. Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

               11. The payment of cash in lieu of fractional shares of Class B Common Stock was not separately bargained for consideration, and its being made for the sole purpose of saving Parent the expense and inconvenience of issuing fractional shares.

               12. None of the compensation received by any stockholder-employee of Company pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his/her Company Common Stock. None of the shares of Class B Common Stock received by any stockholder-employee of Company pursuant to the Merger is or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of Company pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

               Company acknowledges that your tax opinion may not accurately describe the effects of the Merger if any of the foregoing facts or representations are inaccurate.


                                                        Very truly yours,

                                                        Fargo Mfg. Company, Inc.


                                                        ______________________
                                                        By:
                                                        Title:

                                    Exhibit A
                               TO EXHIBIT 6.15(b)
                         TO AGREEMENT AND PLAN OF MERGER


Name                                                  Approximate Percentage of
                                                      Company Common Stock

                                                                  EXHIBIT 9.3(d)
                                                 TO AGREEMENT AND PLAN OF MERGER




                       [Shareholder Representation Letter]




                                                                [   ], 1996


                       Re:    Agreement and Plan of Merger
                              dated as of November 13, 1996 by and
                              between Hubbell Incorporated, FMC
                              Acquisition Corporation and Fargo Mfg.
                              Company, Inc.



Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York  10017

Ladies and Gentlemen:

               The following representation is being furnished to you in connection with the preparation of your tax opinion to be provided in connection with the Merger. I understand that you will be relying on such representation in delivering your opinion and that the delivery of such opinion is a condition precedent to the Merger. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of November 13, 1996, by and between Hubbell Incorporated ("Parent"), FMC Acquisition Corporation ("Merger Sub") and Fargo Mfg. Company, Inc., ("Company") (the "Merger Agreement").

               Assuming the Merger will be effected in accordance with the Merger Agreement, the following representation is true and accurate as of the date hereof and you may assume that such representation remains true and accurate as of the Effective Time unless I otherwise notify you in writing:

               I have no plan or intention to, directly or indirectly, offer, sell, transfer, tender, pledge or encumber (except on a recourse basis), assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to, or consent to the sale, transfer, pledge or encumbrance (except on a recourse basis), assignment or other disposition of ________ shares of the Class B Common Stock that I receive in the

Simpson Thacher & Bartlett              -2-                            [ ], 1996



Merger (the "Restricted Shares").(1) The Restricted Shares were not acquired in contemplation of the Merger, have been held by me at all times since [insert date of Merger Agreement], and are not subject to any transaction which would result in a reduction in the risk of ownership of such Restricted Shares.

               I acknowledge that your tax opinion may not accurately describe the effects of the Merger if the foregoing representation is inaccurate.

                                                          Very truly yours,

                                                          [Shareholder]

                                                          __________________

--------
(1) The amount of Restricted Shares to which each shareholder representation letter pertains will be determined so that, in the aggregate, the number of Restricted Shares have a value equal to or greater than fifty percent of the value of all the formerly outstanding shares of Company Common Stock.